           As filed with the Securities and Exchange Commission on June 25, 1997
                                                       Registration No. 33-86754
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 6
                                       TO
                                    FORM SB-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ANGSTROM TECHNOLOGIES, INC.
                          ----------------------------
           (Name of small business issuer as specified in its charter)

                                      3823
                          ----------------------------
             Primary Standard Industrial Classification Code Number

                                   31-1065350
                          ----------------------------
                      I.R.S. Employer Identification Number

                                    DELAWARE
                          ----------------------------
                            (State of Incorporation)

                   1895 Airport Exchange Boulevard, Suite 110
                            Erlanger, Kentucky 41018
                                 (606) 282-0020
--------------------------------------------------------------------------------
   (Address, including Zip Code, and Telephone Number, Including Area Code of
                   Registrant's Principal Executive Offices)

                               Daniel A. Marinello
                             Chief Executive Officer
                           Angstrom Technologies, Inc.
         1895 Airport Exchange Boulevard, Suite 110, Erlanger, KY 41018
                                 (606) 282-0020
--------------------------------------------------------------------------------
       (Name, Address including Zip Code, and Telephone Number, including
                   Area Code, of principal place of business)

                                    Copy to:
                            Edward I. Tishelman, Esq.

                              Hartman & Craven LLP
                                 460 Park Avenue
                               New York, NY 10022
                                 (212) 836-4940
                          ----------------------------

                Approximate date of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

             -------------------------------------------------------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Cross Reference Sheet Showing Location in the Prospectus of Information
                         Required by Items of Form SB-2

Item Number and Caption                                               Prospectus Page
-----------------------                                               ---------------

Item 1.        Front of Registration Statement and
                 Outside Front Cover of Prospectus................... Cover
Item 2.        Inside Front and Outside Back Cover
               Pages of Prospectus................................... Inside Front Cover; Outside Back Cover
Item 3.        Summary Information and Risk Factors.................. Prospectus Summary; Risk Factors
Item 4.        Use of Proceeds....................................... Inapplicable
Item 5.        Determination of Offering Price....................... Inapplicable
Item 6.        Dilution.............................................. Inapplicable
Item 7.        Selling Security Holders.............................. Selling Stockholders and Plan of Distribution
Item 8.        Plan of Distribution.................................. Cover; Selling Stockholders and Plan of Distribution
Item 9.        Legal Proceedings..................................... Inapplicable
Item 10.       Directors, Executive Officers,
                 Promoters and Control Persons....................... Management - Directors
Item 11.       Security Ownership of Certain Beneficial
               Owners and Management................................. Principal Stockholders and Holdings of Management
Item 12.       Description of Securities............................. Description of Securities
Item 13.       Interests of Named Experts and Counsel................ Legal Matters; Experts
Item 14.       Disclosure of Commission Position
                 on Indemnification for Securities
                 Act Liabilities..................................... Management-Limitation
                                                                      of Liability and Indemnification
Item 15.       Organization within Last Five Years................... The Company; Business of the Company
Item 16.       Description of Business............................... The Company; Business
Item 17.       Management's Discussion and Analysis
                 or Plan of Operation ............................... Management's Discussion and Analysis
Item 18.       Description of Property............................... Business - Property
Item 19.       Certain Relationships and
                 Related Transactions................................ Management - Certain Transactions and Agreements;
                                                                       Legal Matters.
Item 20.       Market for Common Equity and
                 Related Stockholder Matters......................... Description of Securities; Shares Eligible for Future
Sale;                                                                  Dividends; Price Range of Common Stock
Item 21.       Executive Compensation................................ Management - Executive Compensation
Item 22.       Financial Statements.................................. Financial Statements
Item 23.       Changes in and Disagreements
                 with Accountants on Accounting
                 and Financial Disclosure............................ Inapplicable

PROSPECTUS

                           ANGSTROM TECHNOLOGIES, INC.

                        1,400,000 Shares of Common Stock,
                            $.01 par value per share

         This prospectus relates to the sale, from time to time hereafter, by certain stockholders of shares of an aggregate of up to 700,000 shares of common stock, $.01 par value ("Common Stock") acquired by them in private placements of the Company (See "Selling Stockholders"), and (ii) the sale by certain officers and directors holding stock options ("Holders of Certain Stock Options") of an aggregate of up to 700,000 shares of Common Stock to be acquired by them upon the exercise of such Stock Options. (See "Selling Stockholders and Plan of Distribution"). The Company will not receive any proceeds from sales of Common Stock sold either by the Selling Stockholders or by the Holders of the Stock Options referred to hereinabove; however, if all of the Stock Options referred to herein were exercised by the Holders thereof, the Company would receive aggregate proceeds of $87,500.


         The Company's Common Stock is publicly traded in the over-the-counter market and quoted on the O-T-C Bulletin Board for non-NASDAQ stocks of the National Association of Securities Dealers, Inc. ("Electronic Bulletin Board") and listed in the "pink sheets" published by the National Quotation Bureau, Inc. The last trade price was $.625 and the high bid and low asked prices at which the Common Stock was quoted on June 19, 1997 was $.625 bid and $.75 asked. The Company's Preferred Stock and Class A Warrants (and Class B Warrants, if and when issued) and Units comprising the foregoing are also publicly traded in the over-the-counter market.


         M.H. Meyerson & Co., Inc., a market maker in shares of the Company's Common Stock, is (together with its affiliates), a holder of approximately 23.5% of the Company's Common Stock; it may, in its capacity as a market maker of the Company's Common Stock, participate in the distribution and sale of the Common Stock offered hereby. This could create a conflict of interest between such firm and the Company's stockholders as well as restrict the activity of such brokerage firm as a market maker in the Company's securities, both of which should be considered additional risks to purchasers of Common Stock offered hereby. See "Risk Factors--Possible Restriction on Market Making Activities in the Company's Securities" and "Selling Stockholders and Plan of Distribution". This Prospectus is also to be used by M.H. Meyerson & Co., Inc. in connection with offers and sales related to its market-making transactions in the Company's securities.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FACTORS SPECIFIED UNDER "RISK FACTORS". THE SECURITIES OFFERED HEREBY SHOULD ONLY BE PURCHASED BY INVESTORS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT THEREIN.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND

EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                   The date of this Prospectus is June 25, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007, and Room 3190, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604, and copies of such materials can be obtained from the Pubic Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including the Company, that file electronically with the Commission.

         The Company has filed a Registration Statement on Form SB-2 ("Registration Statement") under the Securities Act of 1933, as amended ("1933 Act") with the Commission with respect to the securities being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. All of these documents may be inspected without charge at the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained therefrom at prescribed rates. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

         No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or by the Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any date subsequent to the date hereof.



Forward Looking Statements



This prospectus contains certain forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created thereby. Although the Company believes that the assumptions underlying the forward looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward looking statements contained in this report will prove to be accurate. Factors that could cause actual results to differ from the results specifically discussed in the forward looking statements included, but are not limited to, the absence of anticipated contracts or higher than historical costs incurred in performance of contracts.

         PROSPECTUS SUMMARY

This summary is qualified in its entirety by the other information and financial statements appearing elsewhere in the Prospectus.

The Company

         Angstrom Technologies, Inc. (the "Company") was incorporated under the laws of the State of Delaware on June 3, 1983. The Company's principal executive offices are located at 1895 Airport Exchange Boulevard, Suite 110, Erlanger, Kentucky 41018 and its telephone number is (606) 282- 0020. See "Business - The Company - Background" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

         The Company is engaged in the development, manufacture and sale of Electro-Optical Control Systems, consisting of an ultraviolet optical scanner and invisible fluorescent chemical compounds. The Company has developed and markets scanning units known as the OMNI 2000E and 2000H series). These units can be used individually or combined with several units, working in unison to provide statistical process control for manufacturing lines. Individually, the unit can determine the presence or absence of the fluorescent compound. When units are combined, a grid code is formed where information is generated and stored, then later read for a variety of applications. In addition, the Company produces a number of fluorescent compounds, each of which emits its own wave length. When printed, sprayed, or stamped, the marking compounds are non-visible under normal lighting conditions. This allows for marking over existing graphics or on different materials without changing the appearance of the product. These compounds are blended into a variety of materials to be applied to the customer's product. An example of materials, among others, are printing inks, plastic films, overprint varnish, adhesives, and hot plastic molding compounds. Also, due to the invisible nature of the compound, the system can also be used in a variety of security applications.

         The Company's technology involves placing a mark, comprised of a non-visible compound, on a product. These compounds emit a low level of visible light when excited by ultraviolet light transmitted from a scanner designed and sold by the Company. The scanner receives the visible light and converts it to an electronic signal. Using one of the many outputs available, an operator can be notified, an ejection device activated, and a programmable controller or computer can be signaled to take the appropriate action. The scanner works independent of varying background, color, shape, size, or ambient lighting conditions. These features are intended to overcome many of the disadvantages associated with conventional photoelectrics.

         The Company's products have historically been geared for use by the pharmaceutical and automobile parts manufacturing industries in connection with a variety of functions including: label verification, quality control, inspection, alignment, adhesive tracing, safety seal verification, sorting, automatic identification, matching and inserting. In addition to the foregoing applications, the Company has also developed and is in the process of marketing applications in the document security field, such as identification of counterfeit currency and verification of credit cards and other identification cards.

The Company has developed and now offers for sale five different scanning devices:

1. Hand-Held scanner used, among other things, for verifying tickets to sporting and entertainment events;

2.       Mid-Range scanner used for a variety of commercial applications;

3. High-End scanner, which has the ability to tie-into a computer, and is being used for the U.S. Postal Office Certified Mail Project.

4. High-End and High-Security Document scanner, which allows modulation of upper and lower reading limits, to be used for check sorting and check verification applications;

5. Document Reader, which is portable and easily moveable, to be used for verifying tickets to sporting and entertainment events, among other things.

         The Company has also been developing its chemical compounds to keep pace with both scanner development and the needs of its customers and markets. A significant achievement was the development of sub-micron compound number 6 which has been specified by the US Postal Service for incorporation in the fluorescent ink used on certified mail labels; as a result, the Company recently received a new purchase order from a subcontractor of the US Postal Service for this compound (see "Sales and Marketing"). In addition, over 60 new ultraviolet compounds have been developed by the Company, which is conducting performance and related testing on the same to determine which compounds will be placed into manufacturing for commercial use. See "Business-Products". There can be no assurance that such pending developments will result in revenues or profits to the Company. See "Risk Factors - New Products and Technological Change".

The Offering

         There is being offered under this Prospectus 700,000 shares of Common Stock held by the Selling Stockholders. All of such shares were acquired by the Selling Stockholders in one of two private placements consummated by the Company in September and October, 1993. See "Selling Stockholders". All of the proceeds from the sale of such shares will go to the Selling Stockholders and none will accrue to the Company. This Prospectus also relates to the offering for sale by certain officers and directors of the Company, from time to time hereafter, of an aggregate of up to 700,000 shares of Common Stock which are to be acquired by such persons pursuant to their exercise of stock options. The Company will not receive any proceeds from the sale of such shares of Common Stock; however, if all of such Stock Options are exercised, the Company will receive from the Holders thereof $87,500. See, "Selling Stockholders and Plan of Distribution -Sales by Holders of Certain Stock Options".

                                 CAPITALIZATION


Shares Outstanding                                      As of April 30,1997
------------------                                      -------------------

Shares of Common Stock .  . . . . . . . . . . . . . . . .      22,917,178
Shares of Preferred Stock . . . . . . . . . . . . . . . . .     1,370,475
Class A Warrants . . . . . . . . . . . . . . . . . . . . .      1,725,000
Class B Warrants . . . . . . . . . . . . . . . . . . . . .         - 0 -


Statement of Operations Data:
-----------------------------


                                       Six Months Ended   Year Ended          Six Months Ended    Year Ended
                                        April 30, 1997  October 31, 1996      April  30, 1996  October 31, 1995
                                        --------------  ----------------      ---------------  ----------------

Total revenues                          $  855,979          869,829               442,582         1,050,281

Net income (loss)                          168,829         (467,207)             (180,746)         (217,211)

Less dividend requirement on
preferred stock                           (109,600)        (237,206)             (106,900)         (266,152)

Net income (loss) applicable to
common stock                                59,229         (704,413)             (287,646)         (483,363)

Net income (loss) per share of common
stock                                         --              (0.03)                (0.01)            (0.02)
Dividends on shares of common stock           0.00             0.00                  0.00              0.00



Balance Sheet Data:
-------------------



                                          Six Months ended        Year Ended
                                           April 30, 1997      October 31, 1996
                                           --------------      ----------------
Working Capital                             $1,400,439          $1,252,385
Total assets                                 1,861,492           1,717,968
Total liabilities                              303,209             340,912
Stockholder's equity                         1,558,384           1,377,056

                                  RISK FACTORS

In addition to the other information in this Prospectus, the following should be considered carefully in evaluating the Company and its business before purchasing the Units offered by this Prospectus.

RISKS RELATED TO THE COMPANY

1.        History of Operating Losses; Accumulated Deficit.


          The Company was founded in 1983 and, in 1984, consummated a public offering of shares of its Common Stock, whereby it received net proceeds of approximately $2,400,000. From 1984 through 1990 the Company was focused on development activities consisting of readying for marketing and sale its photomolecular control systems and devices whereby a combination of ultraviolet light, fluorescent chemicals and compounds and scanning devices were used to recognize and distinguish encoded containers and other materials. Thereafter, the Company continued to develop its products and also became actively engaged in marketing and sales activities. From inception through October 31, 1990, the Company was unable to generate sufficient cash flow to maintain its operations and service its debt. A levying creditor began attaching the Company's property in June 1990, forcing the Company to file for protection under Chapter 11 of the Bankruptcy Code; while operating as a Debtor-In-Possession, the Company revised the payment terms due to such creditor and obtained dismissal of the Bankruptcy proceedings in July, 1991. From its formation in 1983 through April 30, 1997, the Company derived an accumulated deficit of $5,844,375, of which $467,207 was incurred during its most recent fiscal year, the period ending October 31, 1996 ("Fiscal 1996"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's Financial Statements and Notes thereto and the Report of Independent Auditors included herein.


2.        Need for Additional Working Capital.


          The Company anticipates that its existing capital resources, including the net proceeds of its public offering consummated in December, 1993, will be adequate to satisfy its capital requirements until at least the completion of its current fiscal year ending October 31, 1997; this is based upon the fact that the Company had cash and cash equivalents and short-term liquid investments on hand as at April 30, 1997 of $799,683 which management believes is more than sufficient to fund anticipated marketing and development expenses, and the Company's operating loss, if any, through this period of time. In addition, in order to further conserve its cash resources, the Board of Directors of the Company has passed up declaring a dividend on the Preferred Stock. The Company's future capital requirements will depend on many factors, including cash flow from operations, continued progress in its product development programs, competing technological and market developments, and the Company's ability to market its product successfully. It may be necessary to raise additional funds, through equity or debt financing. Any equity financing could result in dilution to the Company's then existing stockholders, and any financing, if available at all, may be on terms unfavorable to the Company. See "Business", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements".


3.        Competition.

          The market for the Company's products is highly competitive, and the Company expects competition to increase. Many of the Company's current and prospective competitors have significantly greater financial, technical and marketing resources than the Company. Competitive pressures could cause the Company's products to lose market acceptance or result in significant price erosion, with a material adverse effect upon the Company's results of operations. A variety of external and internal factors could adversely affect the Company's ability to compete. These include the relative functionality, performance and reliability of the products offered by the Company and its competitors, the success and timing of new product development efforts, and the Company's success in attracting and retaining highly qualified employees. Although the Company believes its products are competitive with those of its competitors in functionality, performance and reliability, the Company has no quantitative data to substantiate such belief. See "Business - Competition".

4.        Dependence on Proprietary Technology; Limited Patent Protection.

          The Company's success is heavily dependent upon its proprietary technology because it deems its chemical formulae and components and structure of its scanning devices to give it an advantage over other persons seeking to duplicate its products. The Company relies on one or more of contractual rights, trade secrets and copyright laws to establish or protect its rights. In addition, from and after May 1995, the Company has been granted U.S. patents covering an authentication system and relating to the calibration of fluorescence detectors, respectively, in addition to its previously outstanding patent covering ultraviolet detection technology and now holds a total of six patents. Despite this fact, there can be no assurance that such patents or that any future patents which may issue in the Company's favor would necessarily protect the Company from competition or potential competition. Accordingly, the Company anticipates reliance for the foreseeable future on both its patents and on contractual rights, trade secrets and copyright laws. The steps taken by the Company to protect its rights may not necessarily be adequate to deter misappropriation, or to preclude an independent third party from developing functionally equivalent technology. The newly issued and pending patents are filed in the names of individual executives who are the inventors thereof and a two-thirds interest is assigned to the Company, which has exclusive rights thereto, subject to the payment of royalties. See "Business -Intellectual Property Rights and Technology Protection" and "Executive Employment Agreement - Intellectual Property Rights".

5.        Uncertainty of Market Acceptance.


          The Company's products have had but limited sales in recent years. For its fiscal years ending October 31, 1996 and October 31, 1995, the Company had sales revenues of approximately $869,800 and $1,050,280, respectively. Although the Company has been expanding its product line and implementing a special marketing program, market acceptance of the Company's current and proposed products will depend upon the ability of the Company to demonstrate the advantages of its equipment and methodology over other products that attempt to perform similar functions. There can be no assurance that the Company will be able to compete effectively in and develop the market for its products. See "Business - Products; Competition; Sales and Marketing".

6.        New Products and Technological Change.

          The Company has recently completed the upgrading of its scanner product to take account of microprocessor technology and has produced a family of five scanners and readers. See "Business - Products." Management has been able to empower some of its scanners for invisible bar code reading functions; in addition, the Company has produced a miniaturized version of its scanner, which is marketed as a "reader" unit, as well as a mid-range scanner which is smaller, has less functions and is less expensive than its larger version. The Company also is continuing its efforts to increase its chemical line by modifying the formulas for the chemicals used in connection with its scanner and reader products. However, there can be no assurance that such product development will be successful or result in significant revenue or any profits to the Company. Further, as with any technological dependent product, the Company expects that the market for its products will continue to be subject to frequent changes in technology and customer preferences. As a result, the Company's growth and future financial performance will depend upon its ability to develop and introduce new products and enhance existing products accommodating the latest technological advances and customer requirements. Some of the Company's products will require adaptation to specific customer needs on a "build-to-suit" basis. There can be no assurance that any new or modified products will be successfully developed or achieve market acceptance, or that competitors will not develop and market products which render obsolete or less marketable the Company's existing products or its products under development. Any failure by the Company to anticipate or respond adequately to the changes in technology and customer preferences, or any significant delays in product development or introduction, could adversely affect its business. See "Business - Products" and "Competition".

7.        Key Personnel; Management of Growth.

          The Company's success depends to a significant extent upon a limited number of executive officers, technical and engineering employees and consultants, and sales advisors and representatives working with the Company. The loss of the services of relatively few of such persons could have a material adverse effect on the Company. The Company entered into an employment contract with Daniel A. Marinello, its Chief Executive Officer, and Messrs. Louis Liang

and Bill Ryan Executive Vice Presidents. At the Annual Meeting of Stockholders held for Fiscal 1994, stockholders of the Company ratified and approved the Employment Agreement between the Company, on the one hand, and Messrs. Marinello, Liang and Ryan, as a management team. Such Employment Agreement thus became effective on and as of November 1, 1994. See "Management - Executive Compensation". All three of the foregoing persons are also directors. See "Interests of Management and Others in Certain Transactions". The Company's future success will also depend upon its ability to attract and retain skilled technical, managerial and marketing personnel. Competition for such personnel is intense. See "Business - Employees" and "Management".

8.        Dependence on a few Principal Customers.

          Products manufactured by the Company are presently sold to a limited number of clients and customers under a relatively few contracts or purchase orders. The Company markets its products to a number of different manufacturers including pharmaceutical firms, soft drink and beer bottling firms and others. During the Company's fiscal years ended October 31, 1996 and October 31, 1995, respectively, the Company's principal customers (i.e, 10% or more of sales) consisted of three customers, accounting for 15%, 17% and 17% respectively, of sales in Fiscal 1996 and one customer accounting for approximately 45% of sales in Fiscal 1995. The loss of any of these customers and the failure to replace them could have a material adverse effect on the Company. See "Business - Markets".

9.        Continued Control of Company by Inside Stockholders.

          The present stockholders are able to elect all of the Company's directors and will continue to control the Company's business and affairs after this Offering. See "Security Ownership of Certain Beneficial Owners and Management". In addition, the Company's by-laws, among other things, protect officers and directors by indemnifying them against losses they may incur in legal proceedings resulting from their service to the Company. See "Management - Directors, Executive Officers and Key Employees" and "Description of Securities
- Directors' Liability".

                                         ^


10.       Environmental and Related Matters.

          The Company's operations involve the use or handling of materials that may be classified as environmentally hazardous substances. Laws and regulations protecting the environment and persons engaged in processing hazardous materials have become more stringent, and may in certain circumstances impose "strict liability," rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Company to liability for the conduct of or conditions caused by others, or for acts of the Company which were in compliance with all applicable laws at the time such acts were taken. The Company believes that its exposure and responsibility for environmental matters is limited by virtue of the fact that the chemical components it receives have already been processed by the original manufacturers thereof to a state where the same are relatively non-hazardous. Furthermore, the Company requires its outside production facilities to bear responsibility for environmental and other regulatory matters during their processing of these chemicals, and to indemnify the Company against any resultant liability. The cost of compliance with environmental laws and regulations has not had a material adverse effect on the Company to date, and the Company is not aware of any existing situation that it believes is likely to have any such material adverse effect on the Company. See "Business-Manufacture".

                          RISKS RELATED TO THE OFFERING

11.       Shares Eligible for Future Sale.

          Approximately 15,300,000 shares of Common Stock currently outstanding are "restricted securities" as that term is defined in Rule 144 promulgated under the 1933 Act. Ordinarily, a person holding "restricted securities" may sell the same after two years, and in certain limited amounts without registration pursuant to Rule 144. Virtually all of these restricted securities are now eligible for sale under Rule 144 or Rule 144(k), subject to the conditions and limitations provided therein.

          Pursuant to the Company's public offering of securities in December 1993, the Company issued convertible preferred stock, each share being presently convertible into four shares of Common Stock. In addition, the Company issued Class A Common Stock Purchase Warrants, each of which entitles the holder to acquire one share of Common Stock at a price of $1.00 per share and to simultaneously receive 1 Class B Warrant to purchase 1 share of Common Stock at $1.50 per share. See "Description of Securities." All of the aforesaid underlying shares of Common Stock are required to be registered upon delivery to the holders converting such preferred stock or exercising such warrants, as the case may be. In addition, the underwriter of such public offering received options to purchase 150,000 units (comprised of 1 share of Preferred Stock and 1 Class A Warrant) exercisable for a four year period commencing December 13, 1994 (when the underwriter will also be entitled to certain rights to demand registration of the aforesaid securities). The sale, or availability for sale, of substantial amounts of Common Stock, Units and/or warrants to acquire Common Stock in the public market subsequent hereto pursuant to Rule 144 or otherwise could adversely affect the market price of the Common Stock, and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing. The availability of Rule 144 to the holders of restricted securities of the Company would be conditioned on, among other factors, the availability of certain public information concerning the Company. See "Description of Securities" and "Shares Eligible for Future Sale".


12. Possible Restrictions on "Market Making" Activities in the Company's Securities.


          The shares of Common Stock are currently traded in the over-the-counter market and quoted on the electronic bulletin board for non-NASDAQ stocks of the National Association of Securities Dealers, Inc. ("Electronic Bulletin Board") and listed in the "pink sheets" published by the National Quotation Bureau, Inc. Among the broker-dealer firms making a market in the Common Stock is M.H. Meyerson & Co. Inc. ("MHM") which is deemed to own 900,000 shares underlying securities contained in the underwriter's option to acquire 150,000 Units, issued in connection with the Company's, December, 1993 public offering; in addition officers, directors and principal stockholders of MHM (including Kenneth J. Koock) own, as of April 30, 1997, 5,285,496 shares of Common Stock, although each disclaims beneficial ownership of shares owned by the other or by MHM. Further, MHM may, as a market maker, participate in the distribution and sale of some or all of the Common Stock being offered hereby, which activity could require it to cease or restrict its market making activities in the Company's securities. See "Selling Stockholders and "Plan of Distribution", "Business-Recent Public Offering" and "Share Ownership of Certain Beneficial Owners and Management".


13.       NASDAQ Listing Not Available.

          Since the Company is presently unable to satisfy NASDAQ's listing or maintenance requirements, trading in the Common Stock is and would be conducted in the over-the-counter market on the NASD's non-NASDAQ "Electronic Bulletin Board". Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained. There is no assurance that such securities will ever qualify for listing on NASDAQ.

14. Disclosure Relating to Low-Priced Stocks; Adverse Effect of "Penny Stock" Rules on Liquidity for the Company's Common Stock.

          The Company's securities are and will be subject to Rule 15c2-6 under the Exchange Act which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, this will affect the ability of broker-dealers to sell such securities and could affect the ability of purchasers in this Offering to sell any of the Common Stock acquired hereby in the secondary market.

          The Commission has adopted regulations which generally define a "penny stock" to be any non-NASDAQ equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction by broker-dealers involving a penny stock, unless exempt, the rules require delivery, prior to a transaction in a penny stock, of a risk disclosure document relating to the penny stock market. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

          The Company's securities are also subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of penny stock from associating with a broker-dealer or participating in a distribution of penny stock, if the Commission finds that such a restriction would be in the public interest.

          Because the Company's securities are subject to the rules on penny stocks, the market liquidity for the Company's Common Stock may very likely be adversely affected.

15.       Dividends on Common Stock Not Likely.

          The Company has not paid any dividends on its Common Stock in the past and there can be no assurance that the Company will do so in the future. Moreover, it is anticipated that earnings, if any, which might be generated from operation of the Company will be used to finance the growth of the Company and that cash dividends will not be paid on the Common Stock. See "Dividends". In addition, the Company is obligated to pay annual cumulative dividends on the Preferred Stock issued in the Offering consummated in December, 1993 which could deplete the Company's working capital and adversely impact upon the possibility of future cash dividends upon the Common Stock; while the Company paid the initial dividend on its shares of Preferred Stock on December 5, 1994, it has passed upon payment of this dividend for periods since that time, including the current period. Management will make future decisions respecting dividends on the Preferred Stock and Common Stock depending upon such factors as the results of the Company's operations, its cash flow situation and the need to conserve cash and liquidity to fund its current and future activities.

                           PRICE RANGE OF COMMON STOCK

          The Company's shares of Common Stock are traded in the over-the-counter market and quoted in the "pink sheets" published by the National Quotation Bureau, Inc. ("NQB"). Such shares are presently listed on the NASD non-NASDAQ "Electronic Bulletin Board". However, since the shares have 1traded on an inactive basis during many of the periods set forth below, the Company does not regard such price quotations as representing prices at which sizable transactions could have been or were effected.

          The following table sets forth the range of high and low bid prices for the Company's Common Stock for each quarter during the period February 1, 1995 through April 30, 1997 as furnished by the NQB. These quotations reflect inter-dealer prices without retail mark-up, markdown or commission and may not necessarily represent actual transactions.



                                                                  BID
                                                          -----------------
                                                          High         Low
                                                          ----         ---

                  Fiscal 1995
                  -----------
                  ^
                  5/1/95 to 7/31/95                         .25        .05
                  8/1/95 to 10/31/95                        .50        .12

                  Fiscal 1996
                  -----------
                  11/1/95 to 1/31/96                        .25        .18
                  2/1/96 to 4/30/96                         .53        .25
                  5/1/96 to 7/31/96                         .81        .50
                  8/1/96 to 10/31/96                        .56        .38

                  Fiscal 1997
                  -----------
                  11/1/96 to 1/31/97                      $1.06        .56
                  2/1/97 to 4/30/97                         .97        .62


          On February 4, 1997, the high bid price for the Company's Common Stock was $1.03 per share. The number of holders of the Company's Common Stock was approximately 560 on February 3, 1997, computed by the number of record holders; this does not take account of stockholders for whom shares are being held in the names of brokerage houses and clearing agencies.

                                 CAPITALIZATION


          The following table sets forth the capitalization of the Company as of April 30, 1997. This table should be read in conjunction with the Financial Statements and related notes thereto included elsewhere in this Prospectus.



                                                          April 30,1997(1)
                                                          ----------------

Short Term Debt                                               $      -0-
Long Term Debt including current portion                           81,809
Stockholders' Equity:
     Preferred Stock, par value $.01 per share;
       5,000,000 shares authorized,
       1,370,475 shares issued and outstanding                  2,254,942
     Common Stock, par value $.01 per share;
      45,000,000 shares authorized,
      22,917,178 shares issued and outstanding.                   229,172
     Additional paid-in capital                                 4,917,645
     Accumulated deficit                                        (5,844,375)
                                                              ------------
Stockholders' equity                                            1,558,374

Total Liabilities and Capital                                 $ 1,861,492
                                                              -----------


--------
(1) Does not include: (i) shares of Common Stock issuable upon conversion of the 1,449,595 shares of Preferred Stock outstanding from the Units publicly offered and sold in December, 1993, and the exercise of the Class A and Class B Warrants included in or underlying such Units;
          (ii) 150,000 shares of Preferred Stock included in the Units publicly offered and sold in December 1993, subject to the Underwriter's Unit Purchase Options, or the 900,000 shares of Common Stock issuable upon conversion of such shares of Preferred Stock and upon exercise of the Class A and Class B Warrants included in or underlying such Units;
          (iii) 6,700,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans, of which options to purchase 300,000 shares have been previously exercised and options to purchase 3,490,000 shares are outstanding; or (iv) 1,700,000 shares of Common Stock issuable upon exercise of currently outstanding options granted outside the Company's Stock Option Plan. See "Management," "Certain Transactions and Agreements" and "Description of Securities".

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                                PLAN OF OPERATION

Summary of Operations

Fiscal 1997 Second Quarter Compared to Fiscal 1996


     Net sales for the initial six month period of Fiscal 1997 were approximately $856,000, an increase of approximately 193% from the approximately $442,600 in net sales in the corresponding period of Fiscal 1996. This increase in sales was a result of significantly higher sales of chemicals made to the subcontractor for the U.S. Postal Service on a new order relating to the Company's prior work on certified mail labels, as well as increased sales of scanners and chemicals to other clients. Cost of sales decreased materially from 58.8% to 29.1% due to the higher margins associated with the high volume of chemical sales, as well as reflecting increased efficiencies in production methods put in place.



     Selling, general and administrative expenses increased from approximately $395,200 in the prior year's six months to approximately $452,800 in the corresponding period of fiscal 1997. These increases were primarily due to the increase in sales commissions, which were directly tied into the increase in sales.



     The Company generated net income of $168,829 before dividend requirements in this six-month period of Fiscal 1997 as compared with a net loss of $180,746 before dividend requirements in the prior year's comparable period. Continuing its policy of conserving cash to meet operating requirements, the Company has declined to accrue a preferred stock dividend for the periods in reference.



     Research and development expenses totaled approximately $142,000 during the recent six months, as compared to approximately $268,800 in the prior year's comparative period, as the Company completed development of hardware and chemical advancements and continued to focus its efforts on sweeping various electronic functions into a single microprocessor chip of special design, as well as development of additional chemical compounds and refinements to its existing line of scanners and readers.


Year Ended October 31, 1996 ("Fiscal 1996") compared to Year Ended October 31, 1995 ("Fiscal 1995")

     Net sales of $869,829 for Fiscal 1996 reflect a decrease of 16.2% from the

$1,050,281 in net sales in Fiscal 1995. This decrease in sales was reflected both in sales of chemicals and scanner equipment. During Fiscal 1995, sales of both product categories to a subcontractor for the U.S. Postal Service totaled approximately $477,000, or approximately 45% of the Company's total sales while there were no sales during Fiscal 1996 to this party, reflecting the concluding portion of that particular contract. However, in a recent development, the Company has been awarded another contract by this subcontractor in connection with an additional phase of this project by the U.S. Postal Service and revenues derived from this customer should be reflected in the first six months of operations during Fiscal 1997 (the current fiscal year). The cost of sales, as a percentage of overall sales, on a year-to-year comparison increased from 34.1% to 50.1%; this was due to the lower sales base over which to spread fixed costs, the loss of certain economics of scale previously realizable by higher production rates, and increased engineering costs to facilitate production of new products.

     Selling, general and administrative expenses decreased slightly from approximately $973,850 in Fiscal 1995 to approximately $945,900 in Fiscal 1996. This decrease was primarily due to the lower sales commissions payable on the reduced sales figures as well as to a modest reduction in development expenses as the Company successfully completed the development of the hand-held scanner, mid-range and remote controlled scanners as well as the development of formulations for a variety of additional chemical compounds. Six patents in all have been issued to the Company from the U.S. Patent Office; costs relating thereto had previously been either capitalized or expensed by the Company.

     The Company generated a net loss of $467,207 before dividend requirements during Fiscal 1996 as compared with a net loss of $217,211 for Fiscal 1995, before dividend requirements.

     After taking into account research and development and interest expenses, the Company incurred operating losses (before applicable interest income) in Fiscal 1995 of approximately $104,000 on chemicals and $193,000 on scanner and hardware sales, while incurring operating income on chemical sales of approximately $313,000 and a loss of $248,000 on scanners and hardware sales in Fiscal 1996 on these items.

     Net interest income of approximately $50,750 for Fiscal 1996 was slightly less than the net interest income of approximately $63,900 in Fiscal 1995 as a result both of lower interest rates, which gave a lesser return on investment, and the fact that the Company's cash balances available for investment were slightly lower.

Liquidity and Capital Resources

     The Company's primary need for cash is to support its programs and its ongoing operating activities. The Company's primary sources of liquidity have historically been cash provided by financing activities. The Company has never generated significant cash flows from its operations and has depended upon financing from outside sources to maintain itself.


     The Company had cash and cash equivalents, and investments of $799,683 as at the end of the second quarter of Fiscal 1997 as compared with $840,692 as at the end of Fiscal 1996, reflecting in a decrease in these categories of $41,009. It experienced a slight decrease in trade accounts receivable of $13,238, while inventory increased by $148,111; the increase in inventory reflected increased production to meet the sales increases experienced and to also afford the Company a lower cost of unit production and the ability to meet any future orders on a timely basis. As indicated in Note 3 to these financial statements, no preferred dividend has been accrued for the first two quarters of Fiscal 1997 since management has determined to conserve available funds and maintain the Company's liquidity in light of its needs to continue developmental and marketing expenditures referred to hereinabove. The Company anticipates that existing funds will enable it to fund its operating and capital needs through at least October 31, 1997, the end of its current fiscal year, and for some time thereafter. The Company may require additional financing after such time depending on the status of its sales efforts and whether sufficient revenues and contractual commitments have been received from its customers to enable it to function with sufficient liquidity. The Company is not able at this time to predict the amount or potential source of such additional funds and has no commitment to obtain such funds.


     The Company had cash and cash equivalents, and investments, of $840,692 as at the end of Fiscal 1996 as compared with $1,490,521 as at the end of Fiscal 1995, resulting in a decrease in these categories of $649,829, which was used to fund operating losses as well as cover expenditures for its new computerized operating system and molds for more efficient manufacture of scanners. It also experienced a slight decrease in trade accounts receivable of $9,682 and an increase in inventory of $274,589 due to the fact that it has produced a full line of products to present to customers and potential customers. Prepaid expenses at such dates decreased materially from $111,961 to $1,181 due to the absence of a need to make advance payments to suppliers. It is anticipated that the Company will continue to experience a decrease in cash and short term investments while it is engaged in development expenses related to new products and until more substantial sales revenues are generated. It is estimated that research and development expenses will approximate $325,000 for Fiscal 1997 while marketing (consisting of trade shows and advertising) will approximate $35,000 during this period. As indicated in Note 2 to these financial statements, no dividend has been accrued for Fiscal 1996 since management has determined to conserve available funds and maintain the Company's liquidity in light of its needs to continue developmental and marketing expenditures referred to hereinabove. The Company anticipates that existing funds will enable it to fund its operating and capital needs through at least October 31, 1997, the end of its current fiscal year, and for some time thereafter. The Company may require additional financing after such time depending on the status of its sales efforts and whether sufficient revenues and contractual commitments have been received from its customers to enable it to function with sufficient liquidity. The Company is not able at this time to predict the amount or potential source of such additional funds and has no commitment to obtain such funds.

Federal Income Taxes

     Effective November 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". The standard requires the use of the liability method to recognize deferred income tax assets and liabilities, using expected future tax rates.


     The tax effects of the net operating loss carryforwards and temporary differences that give rise to deferred income tax assets and a corresponding valuation allowance at April 30, 1997 and October 31, 1996 is presented below.



Deferred tax assets:              April 30, 1997 October 31, 1996
                                  -------------- ----------------

     Net Operating Loss           $ 1,466,000       $ 1,498,000

     Other Net                          7,000             5,800
                                  -----------       -----------

Total deferred tax assets         $ 1,474,200         1,503,800

     Less:  Valuation allowance    (1,474,200)       (1,503,800)
                                  -----------       -----------

Net deferred tax asset            $   -0-           $    -0-
                                  ===========       ===========


     The Company has cumulative net operating loss carryforwards of approximately $3,800,000 for federal income tax purposes which expire between the years 2000 to 2010.

Other

     In the opinion of management, inflation has not had a material effect on the operations of the Company.

   ^

                                    BUSINESS

The Company

        Angstrom Technologies, Inc. (the "Company") was incorporated under the laws of the State of Delaware on June 3, 1983. The Company derived its name from the Angstrom units of measurement of wavelengths of light.

        The Company is engaged in the development, manufacture and sale of Electro-Optical Control Systems, consisting of an ultraviolet optical scanner and invisible fluorescent chemical compounds. The Company has developed and markets scanning units known as the OMNI 2000E and 2000H series. These units can be used individually or combined with several units, working in unison to provide statistical process control for manufacturing lines. Individually, the unit can determine the presence or absence of the fluorescent compound. When units are combined, a grid code is formed where information is generated and stored, then later read for a variety of applications. In addition, the Company produces a number of fluorescent compounds, each of which emits its own wave length. When printed, sprayed, or stamped, the marking compounds are non-visible under normal lighting conditions. This allows for marking over existing graphics or on different materials without changing the appearance of the product. These compounds are blended into a variety of materials to be applied to the customer's product. An example of materials, among others, are printing inks, plastic films, over-print varnish, adhesives, and hot plastic molding compounds. Also, due to the invisible nature of the compound, the system can also be used in a variety of security applications.

        The Company's technology involves placing a mark, comprised of a non-visible compound, on a product. These compounds emit a low level of visible light when excited by ultraviolet light transmitted from a scanner designed and sold by the Company. The scanner receives the visible light and converts it to an electronic signal. Using one of the many outputs available, an operator can be notified, an ejection device activated, and a programmable controller or computer can be signaled to take the appropriate action. The scanner works independent of varying background, color, shape, size, or ambient lighting conditions. These features are intended to overcome many of the disadvantages associated with conventional photoelectrics.

        The Company's products have historically been geared for use by the pharmaceutical and automobile parts manufacturing industries in connection with a variety of functions including: label verification, quality control, inspection, alignment, adhesive tracing, safety seal verification, sorting, automatic identification, matching and inserting. In addition to the foregoing applications, the Company has also developed and is in the process of marketing applications in the document security field, such as identification of counterfeit currency and verification of credit cards and other identification cards.

        Products

        The Company's products have traditionally consisted of an ultraviolet optical scanner and various chemical compounds. During Fiscal 1994 the Company completed the upgrading of the technology used in its products in order to produce a scanner incorporating a microprocessor which has advanced both its capability in (a) speed of reading, and (b) sensitivity. Among other things, this permits the scanner to read invisible bar codes and has greatly increased other potential applications. The Company's sales of scanners were not being actively promoted pending the development of the advanced scanner during Fiscal 1994.

        Use of outside production facilities tends to reduce the capital expenditures necessary to effect production and help expedite full scale production of the new units. The following are examples of expected improvements and are based on current engineering estimates: Estimated lamp life to be in excess of 20,000 hours as compared to current life of approximately 1,000 hours; estimated cost of electronic components (currently 66% of total cost) to be reduced by 90%; and increase depth of field (distance from scanner to target) by a factor of three. The Company is currently working on the commercialized production of two new basic compounds which are intended to be marketed in the security industry for a wide array of end-use products that will incorporate sophisticated wavelength and non-visible encoding. Current product development in the scanner by the Company has brought the technology into swipe bar code readers (verifying bar codes describing document information) and the Company has recently become enabled to produce a smaller compact hand held bar code reader, as well as to complete reformulation of certain of the chemicals used by the Company in conjunction with its scanners and readers.

        The Company is continuing to develop improvements in its electronic components by ultimately incorporating or "sweeping" support electronics into a semi-conductor chip, and further developing the mechanical and optical portions of its scanner; it has also developed improved chemical compounds to be used in document security applications. In this regard, the Company plans to take multiple electronic components and incorporate them into a single semiconductor chip utilizing Complimentary Metal Oxide Semiconductor ("CMOS") technology. CMOS technology is designed to operate at low temperatures, thereby allowing the use of plastics for the final optical package embodiments.

        The Company's first new scanner was and is being offered for sale by the Company at prices ranging between $8,000 -$11,000 per unit, with a base price of $8,000 and additional optional features, such as remote LCD readout, external beeper, customized optics, customized computer programming interface and decoder interface for bar code reading available for additional charges of $500 or more for each such feature. More than twenty-five of the new scanning units have been sold. The scanners carry a sales price which varies, depending on the unit and such price, subject to volume discounts. The Company has found that many customers or potential customers require specific customizing of these scanning units, to meet the needs of the specific applications for which the units are being purchased. Such customizing may result in an increase in the price charged. In addition, existing customers who are using the Company's older version scanners are offered a credit against the price of the new scanner for a trade-in of their existing scanning devices.


        The Company has developed and now offers for sale five different scanning devices:

        1. Hand-Held scanner used, among other things, for verifying tickets to sporting and entertainment events;

        2.      Mid-Range scanner used for a variety of commercial applications;

        3. High-End scanner, which has the ability to tie-into a computer, and is being used for the U.S. Postal Office Certified Mail Project.

        4. High-End and High-Security Document scanner, which allows modulation of upper and lower reading limits, to be used for check sorting and check verification applications;

        5. Document Reader, which is portable and easily moveable, to be used for verifying tickets to sporting and entertainment events, among other things.

        The Company has also been developing its chemical compounds to keep pace with both scanner development and the needs of its customers and markets. A significant achievement was the development of sub-micron compound number 6 which has been specified by the US Postal Service for incorporation in the fluorescent ink used on certified mail labels; as a result, the Company recently received a new purchase order from a subcontractor of the US Postal Service for this compound (see "Sales and Marketing"). In addition, over 60 new ultraviolet compounds have been developed by the Company, which is conducting performance and related testing on the same to determine which compounds will be placed into manufacturing for commercial use.

        Manufacture

        The components of the Company scanners are manufactured by outside contractors, in accordance with the Company's standards, pursuant to purchase orders issued by the Company on an as needed basis. No manufacturer has been given an exclusive retention and the Company believes that there are numerous alternative sources for securing production of such components.

        Final assembly and quality control testing of the scanners are performed on-site with Company personnel.

        The scanning compounds are manufactured off-site by a custom chemical manufacturer under a confidentiality agreement, providing protection for the Company's trade secrets. The custom chemical manufacturer is responsible for EPA, NIOSH, and OSHA compliance to the extent such laws are applicable. The Company has entered into this agreement to produce its chemicals, at a lower unit cost and with enhanced capacity to meet the increasing production level which may be required by the Company's new marketing efforts, should the later result in sales increases. However, the Company believes that there are numerous alternative sources for manufacturing its chemical compounds and that its not dependent on the arrangement presently in effect. In an effort to enhance its optical and general development laboratories, the Company, in July 1994, commenced to employ a research chemist, at an annual compensation of approximately $55,000, and is also utilizing laboratory facilities for further development of chemical compounds at a local university at a cost of approximately $19,000 per annum. The Company has also retained a product engineer, at an annual cost estimated to be approximately $80,000, whose activities involve, among other things, to sweep many of the scanner's electronic circuits onto a chip. See "Products". It is anticipated that such activities will continue during Fiscal 1997. The anticipated source of funds therefore is the Company's working capital, derived from its public offering in Fiscal 1994.

        Sales and Marketing

        The Company has been engaged in a program designed to upgrade its products, expand its product lines and attempt to substantially increase its customer base. In connection therewith, the Company commenced its sales and marketing program in January, 1993 by the use of independent sales representatives. However, until September, 1994, the Company's program for sales of hardware was held in abeyance, pending the completion of development and test marketing of its new Omni 2000H scanner. Commencing on or about February 1994, the Company began a more intensive sales and marketing program.

        For its sales efforts, the Company utilizes Messrs. Marinello and Ryan, two of its executive officers, who allocate a significant portion of their time to sales and marketing efforts. During Fiscal year 1995, approximately $158,000 has been paid as sales commissions to executive officers while during Fiscal 1996, approximately $133,000 was paid as sales commissions to executive officers and $3,701 paid as royalties. It is the Company's goal to attempt to increase its sales and marketing through the mode of entering into strategic alliances and joint venturing endeavors with well-placed firms in various business areas rather than expending large sums in developing the Company's own independent direct selling structure.

        The Company's sales efforts have been disappointing on a historical basis until the third quarter of Fiscal 1995. Net sales for the fiscal year ended October 31, 1994 totaled $531,339, a substantial increase from the $346,026 in sales in Fiscal 1993; This trend of increased sales continued in Fiscal 1995 when net sales equaled $1,050,281. Such increase was generated in the main by sales to a sub-contractor for the U.S. postal service in connection with production of labels for certified mail. These customer orders covered both the purchase of chemical compounds for use in printing ink to be utilized in labels for certified mail as well as the sale by the Company of six scanners for use by the subcontractor in its internal verification system in connection with the production of certified mail labels. Such labels are to be used by the U.S. Postal Service in connection with an automation system, using equipment of a third party, scheduled for operation during 1996, which will among other things, automatically sort-out certified mail from other types of mail. During Fiscal 1996, the Company's revenues decreased to $869,829 due to the completion of the Postal Service contract, although following the close of Fiscal 1996 the Postal contract entered a new phase wherein the Company received orders for additional amounts of its chemical compound. Products manufactured by the Company are presently sold to a limited number of clients and customers under a relatively few contracts or purchase orders. During the Company's fiscal year ended October 31, 1995 sales to one customer, Webbcraft Technologies, Inc., exceeded 10% of net sales and amounted to approximately 50% of the Company's sales while during the year ended October 31, 1996, sales to three customers in excess of 10% were approximately 15%, 17% and 17%, respectively, such sales being to Loctite (P.R.), International Security Printers and Sicpa Ink Systems; other significant customers, accounting for between 4%-6% of sales, were Webbcraft Technologies, Inc., Standard Register Company and Thomas De La Rue Inc. The foregoing percentages aggregate sales made to the named customer and to clients or sub-accounts of that customer. It should also be noted that sales to Webbcraft Technologies, Inc. ranged from 50% of sales during Fiscal 1995 to approximately 6% of sales in Fiscal 1996, and increased to approximately 58% of sales during the first six months of Fiscal 1997; this was because sales to this customer were derived from the U.S. Postal Service's certified mail label printing and sorting contract which was completed early in Fiscal 1996 and renewed and extended in the late part of Fiscal 1996, so that renewed sales were generated therefrom in the first six months of Fiscal 1997. With the Company's new line of scanner and reader hardware and broad-based chemicals to be used with these items, the Company is attempting to broadly increase its sales base. However, the Company's sales must still be regarded as below levels deemed necessary to establish profitability. See "Management's Discussion and Analysis or Plan of Operation Summary of Operations" for a breakdown of sales, margins and related items respecting the Company's chemical and scanner/hardware sales, respectively.


        Markets

        Among the principal industries which presently utilize or constitute potential clients for the Company's products are pharmaceutical firms (for labels and bottling) and automobile parts manufacturers; incident thereto, or, as markets for additional products, are adhesive manufacturers, label manufacturers, and stamp and paper currency manufacturers.

        The foregoing applications cover a wide variety of industrial processing including quality assurance, manufacturing and product sorting.

        In the pharmaceutical industry, the Company's products are utilized to insure the correct label is placed on the correct pharmaceutical product; in addition, verification of label alignment and safety seal presence are employed in the food and drug industries.

        In the automotive industry, the Company's products are utilized in the identification of correct labels on assembly parts and the detection of adhesive presence in sub-assembly components.

        In the packaging industries, the Company's products are utilized to ensure correct label placement, in the sorting of various products and in adhesive detection.

        The new improved scanners being developed by the Company, and the compact reading devices incident thereto, are believed by management to have applications in various facets of the document security industry, as well as in the process control field previously serviced by the Company. Among such new applications, would be the prevention of counterfeiting of currencies, postage stamps and tickets to various sports and entertainment events, and marking of items being sold to consumers through retail outlets. The Company is currently exploring potential customers with an interest in a wide variety of security applications under development by the Company. Among other things, the Company is preparing for a test marketing of its technology to be used in connection with the identification of counterfeits and sorting of bank checks. The Company has also sold its ultraviolet chemical for use in inks being used on U.S. government documentation, such as passports.

        Competition

        The Company competes with a number of companies, both in its present line of business (labeling of pharmaceutical bottles, automotive parts and similar items) and in the prospective business to be entered into with the new prototype (security applications for documents). Many of such competitors have greater financial and other resources. In the labeling and parts identification business, among its competitors are Data Logic, Inc. and Sick Optic Electronic, GmBh, both of which have readers capable of reading broad (rather than specific) bands of light and do not provide either application engineering or scanning compounds. The Company's scanners are capable of operating on a more defined basis and can differentiate among certain colors. Accordingly, the Company believes that its scanner is capable of sorting out various labels for different products whereas readers produced by competitors are able to detect fluorescent chemicals on labels but cannot sort out similar labels. The Company's existing products are comparable in price to those of its competitors. The Company also competes with the machine vision industry, which utilizes solid state cameras and complex computer programs for similar applications, such as product and label identification, that the Company offers to similar markets. The Company's ultraviolet detection system, which can also be used for labeling applications, is priced at approximately $8,000 per system compared to a range of $12,000-$15,000 for video systems generally available for bottling and production line identification. Such competing video systems are produced and sold by (a) General Electric Vision division of General Electric Corporation;
(b) GM Fanuk, a joint venture of General Motors Corporation and Fanuk Corporation (a Japanese firm); and (c) Penn Video, Inc.

        With respect to document security, the Company's New Technology scanner competes with a number of other products used for this purpose, including holograms (which are three-dimensional representations designed with certain visual attributes for the purpose of thwarting counterfeits). The Company also competes with technology which places water marks and/or fabric threads within paper and currency. The Company believes that, if its New Technology scanner proves commercially feasible, it will enjoy a superiority against counterfeiting over these other technologies since the Company's non-visible specific frequency ultra-violet chemical compounds will be more difficult to duplicate than are competing document security devices. The basis for this belief is that the Company's products can differentiate its chemistry within ten nanometers of the spectrum whereas its competitors have thus far produced sensors which principally read in the blue area of the spectrum; by having greater specificity in its reading capacity, the Company can blend other colors into its blue spectrum inks and read such colors with greater particularity, thereby giving the Company's products a broader range of application. See "Risk Factors - Competition."

        Intellectual Property Rights and Technology Protection

        The Company has trademark registrations in the United States for "INVISI:GRAPHICS" and "Angstrom Technologies, Inc", and "SDR". The use and registration rights of a trademark holder do not ensure that such holder has superior rights to others that may have registered or used identical related marks on related goods or services. The Company has chosen to greatly reduce the current use of the "INVISI:GRAPHICS" and "SDR" trademarks as part of an image upgrade featuring the new technology products in manufacturing and development. The principal register trademark: Angstrom, Registered June 23, 1987, which remains in effect through June 23, 2007, will still be used in the Company's new marketing logo.

        The Company's initial patent was issued for ultraviolet reader technology, and is described as "Fluorescent object recognition system having self-modulated light source." In addition, in May 1995, the Company was granted patents covering an authentication system and relating to the calibration of fluorescence detectors, respectively, and also has other patents pending. The patent on the authentication system and methods covers 27 claims which incorporates the technology developed by the Company for its new scanners and bar code reader. The Company has six patents in effect at this time. Despite this fact, there can be no assurance, that any present or future patents which may issue in the Company's favor would necessarily protect the Company from competition or potential competition. Accordingly, the Company anticipates reliance for the foreseeable future on both its patents and on contractual rights, trade secrets and copyright laws. See "Risk Factors - Dependence on Proprietary Technology; Limited Patent Protection."

        Pursuant to its Executive Employment Agreements with Messrs. Marinello, Liang and Ryan (See "Interests of Management and Others in Certain Transactions"), the three executives are engaged, among other things, in a plan of activity to expand patent and intellectual property coverage for the Company. New patents are being developed and filed in the name of the individuals, who have agreed to assign a two-thirds interest therein to the Company, which is obligated to cover the cost of filing fees and fees of patent counsel. The

Company will have exclusive rights to use such patents for a royalty fee of 5% of gross profits during the term of the aforesaid employment agreements, and at a royalty equal to 10% of gross revenues thereafter.

        Employees

        The Company presently employs four executives, three engineering employees, a research chemist, an office manager and one full-time and one part-time clerical person. It also retains an outside accounting firm to supervise its financial records and independent consultants on business and engineering matters, as necessary. The President assists Company personnel in applications engineering.

        Facilities

        The Company maintains its executive offices in Erlanger, Kentucky, comprising approximately 2,000 square feet. Such offices are leased for a period through May 14, 1999 at a cost of approximately $15,000 per year, and have been considered adequate to meet its present needs. The Company also leases adjacent storage space on a month-to-month basis at a rate of approximately $900 per annum.

                                    DIVIDENDS

        The Company has never paid cash dividends on its Common Stock. The Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of the business. The payment of future cash dividends, if any, will depend on such factors as earning levels, anticipated capital requirements, the operating and financial condition of the Company and other factors deemed relevant by the Board of Directors. See "Risk Factors - Dividends on Common Stock Not Likely". The Company is required to pay a $.16 cash dividend annually on each share of Preferred Stock, to the extent legally available for payment under the laws of Delaware, which dividend is cumulative. The Company has declared an initial cash dividend of .15 cents per share upon its shares of 8% Convertible Preferred Stock, such dividend being paid on December 5, 1994 to holders of record as of the close of business on November 30, 1994. See "Description of Securities - 8% Redeemable Convertible Preferred Stock" and "Business - Preferred Stock Dividend." However, the Company has not paid a preferred dividend since then due to the Company's desire to conserve cash resources for development and marketing activities; such dividend must ultimately be paid before distributions may be made upon shares of Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   MANAGEMENT

Directors, Executive Officers and Key Employees.

The executive officers and directors of the Company are as follows:

Name                         Age                Positions
----                         ---                ---------

Daniel A. Marinello           56        President, Chief Executive Officer
                                         and Chief Financial Officer and a director

Louis Liang                   53        Executive Vice President-Strategic Business and a director

William J. Ryan               57        Executive Vice President-Operations and a director

Douglas B. Kruger             53        Secretary and a director

Daniel A. Marinello has been Chief Executive Officer and Chief Financial Officer of the Company since October 28, 1992. Prior thereto and since February, 1987, Mr. Marinello has been serving as a director of the Company and as an advisory engineer thereto. Prior thereto, from February, 1966 through July, 1992, he held several engineering, management and advisory positions for the IBM Corporation in Essex Jct., Vermont.

Louis Liang has been a director since February 1, 1994 and was appointed Executive Vice President - Strategic Business in May, 1994. Mr. Liang was most recently Director of Subcontract Operations and Package Development Technology of VLSI Technology Inc. for a four year period from May, 1989 to June, 1993. He has been employed, since 1972, in various capacities in the electronic and semiconductor industries, including positions dealing with research and development, engineering, operations and new venture and business development matters. He has also been active as a technical, marketing and management consultant to companies in the Silicon Valley. Mr. Liang has a B.A. and M.S. degrees in Applied Physics from the University of California, San Diego and Santa Barbara campuses.

William J. Ryan has been a director and Executive Vice President - Operations since April 1, 1994. He has served most recently, between July, 1992 and April, 1994, as an Executive Management Consultant to several high technology semiconductor suppliers and equipment manufacturers. His responsibilities included developing market strategy, product design and implementing cost effective manufacturing processes. Prior to becoming engaged in the consulting business, Mr. Ryan was employed at IBM for 27 years in various senior engineering and technical management positions. His last assignment with IBM was as Senior Engineering Manager of Advanced Semiconductor Equipment Engineering. Mr. Ryan holds a B.S. degree in Mechanical Engineering from the University of Vermont and has published technical papers and spoken extensively at executive management and technical management seminars.

Douglas B. Kruger has been a director since November 2, 1992. On January 18, 1993, Mr. Kruger was elected to serve as Secretary of the Company. Mr. Kruger is presently and has since September, 1991 been an independent business and marketing consultant. Prior thereto, from November, 1988 to its sale in September, 1991, he was the Chief Executive Officer and sole stockholder of Concept Surfaces Corp., a decorative surfacing company located in Florida. Between June, 1964 and November, 1988, he held a variety of positions with the IBM Corporation including manufacturing technician and as an executive with the International Procurement Group of that firm.

        Each of the Company's directors has been elected at the recent Annual Meeting of Stockholders to serve until the next such Annual Meeting and until his successor has been elected and qualified. The Company's executive officers are appointed annually by the Company's directors. Each of the Company's officers continue to serve until their successors have been appointed.

        Under federal securities laws, the Company's directors, its executive officers and any person holding more than 10% of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission ("SEC") on the SEC's Forms 3, 4 and 5. Based on its review of the copies of such forms it has received, the Company believes that all of its officers, directors and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during Fiscal 1996.

        Executive Compensation

     The following Summary Compensation Table shows compensation paid by the Company for services rendered during Fiscal Years 1996 and 1995 for Daniel A. Marinello, who was the Chief Executive Officer and President and Chief Operating Officer at the end of such fiscal years. No other executive officers of the Company received salary and bonus compensation which exceeded $100,000 in such fiscal years.


                                                     Summary Compensation Table

                                                                            Long Term
                                                          Annual            Compensation
                                                          Compensation      Award
                                                          ------------      -----
                                                                            Securities
                                                                            Underlying         All Other
Name and Principal Position                  Year         Salary              Options          Compensation
=========================================================================================================================
Daniel A. Marinello, Chief Executive         1996         ---               ----(3)              $93,058(2)
Officer and Chief Financial and              1995         ---               ----                 $96,172(2)
Accounting Officer(1)
=========================================================================================================================

------------------------------------
(1)     Commenced to serve as such on October 28, 1992. See "Daniel A. Marinello
        - Employment Agreement" below for a description of the terms of Mr. Marinello's compensation.
(2)     Comprised of accrued commissions.
(3) Options covering 1,000,000 shares at a price of $.125 per share were granted in November, 1994 constituting the fair market value of such shares as at the date .

Daniel A. Marinello - Employment Agreement During Prior Fiscal Years

        On October 28, 1992, Mr. Marinello entered into an employment agreement with the Company. It provides for him to be employed as Chief Executive Officer and Chief Financial Officer through October 28, 1995 at an annual salary of (a) fifteen (15%) percent of sales produced by him and five (5%) percent of sales revenues of sales representatives, payable at the end of the month in which payment for such sales is received by the Company, and (b) a bonus payment computed by the following percentage of the Company's pre-tax profits in excess of a base amount equal to the Company's pre-tax profits, if any, for its fiscal year ended October 31, 1992 during each year of the term hereof:

                     5% of the first $1,000,000;
                     4% of the second $1,000,000;
                     3% of the third $1,000,000;
                     2% of the fourth $1,000,000; and
                     1% of any excess of pre-tax profits over $4,000,000.

Executive Employment Agreement between the Company and
Messrs. Marinello, Liang and Ryan

        The Board of Directors of the Company has approved and the stockholders of the Company, at the Annual Meeting of Stockholders, held November 7, 1994, ratified and approved, an Executive Employment Agreement (the "Agreement"), between the Company, on the one hand, and Messrs. Marinello, Liang and Ryan, its three highest ranking executive officers as a management team (the "Team"). The Agreement has become effective on and as of November 1, 1994 and supersedes the existing Employment Agreement with Mr. Marinello as well as the employment arrangements with Messrs. Liang and Ryan. Since May, 1994, Messrs. Liang and Ryan have been receiving compensation equal to $5,000 per month for each such person. An outline of the terms of the Agreement is as follows:

Term

        The term of the Agreement is initially for a three year period commencing as of November 1, 1994 and ending October 31, 1997. The Agreement thereafter is automatically renewed for annual consecutive renewal periods of one year each unless terminated by notice of non-renewal sent either by the Company or the Team, at least 60 days prior to the expiration of the initial term or any renewal term; provided, however, that the Company may only terminate the Agreement in the event that its net profits after taxes during the preceding 12 months is either a negative number or does not equal or exceed at least $150,000 more than the Company's net profits after taxes for the prior 12 month period, or its sales do not show at least a 15% increase between such periods.

Compensation

        The Employment Agreement previously in effect with Mr. Marinello provided that he shall receive compensation equal to 15% of gross sales and 5% of the first $1,000,000 of pre-tax profits annually, with a sliding percentage thereafter. The Agreement, which has now superseded Mr. Marinello's Employment Agreement, provides that the Team shall receive, allocated among them, an aggregate of 15% of gross sales plus 10% of the first $1,000,000 of pre-tax profits in each year (so long as pre-tax profits for such year equal or exceed $1,000,000), with a reduced percentage of pre-tax profits in excess of this figure. The net sales component of compensation is divided among Messrs. Marinello, Ryan and Liang in the amounts of 10.5%, 4.5% and 0%, respectively, while the 10% of the first million dollars in pre-tax profits is apportioned 5%, 2.5% and 2.5%, respectively, and maintained in the same ratio, as such percentage may be reduced.

Duties

        Members of the Team are to be employed in their current capacities whereby Mr. Marinello will remain President and Chief Executive Officer, Mr. Liang, Executive Vice President - Strategic Business and Mr. Ryan as Executive Vice President - Operations. Each member of the Team is required to devote substantially all of his business time and efforts in the Company's employ and to perform such services for the Company and its subsidiaries or affiliates as may exist from time to time. The Team will be responsible for the general and active management of the Company's business, including its assets and liabilities, and the direct supervision of its managers, employees and sales agents, subject, at all times, to the direction and control of the Board of Directors. In connection with the specific task of product development, the Team is charged with implementing the program dealing with product performance, enhanced consistency of operation, and refinement and improvement of the Company's products and the commercial applications thereof. The Team will also recruit, train, supervise and evaluate independent contractors to act as manufacturer's representatives to market the Company's products and services in the United States.

Termination

        The Company may terminate the Agreement only for "cause", which shall consist of (a) a violation of the non-competition provisions, (b) commission of an act or existence of circumstances which constitute "cause" within the meaning of Delaware law, or (c) malfeasance or the commission or omission of acts which, in the reasonable judgment of the Board of Directors, are contrary to the instructions of the Board of Directors.

Non-Competition

        During the term of the Agreement, the Team may not compete with the Company's business in the United States or in any foreign jurisdiction in which the Company is then conducting business.

Additional Provisions

        (a) In the event that one or two members of the Team are incapacitated or unable to perform their duties, the other members of the Team, if still performing his duties, shall be entitled to the entire compensation payable to the Team under the Agreement.

        (b) Each member of the Team has been granted a Stock Option covering 1 million Shares of the Company, exercisable at $.125 per Share which constitutes the fair market value thereof, 50% of such number of shares becoming immediately exercisable, with 250,000 exercisable after one year and the balance of the shares becoming exercisable after the second anniversary of such grant. These options have been granted pursuant to the Company's 1994 Stock Option Plan (the "1994 Stock Option Plan"), which was ratified and approved at the Annual Meeting of Stockholders referred to above.

Intellectual Property Rights

        The Team is required to assign to the Company a 2/3rds interest in any patents or other intellectual property created by it which is used in the Company's business. The Company is required to pay the Team a royalty computed by 5% of the gross profit (difference between selling price and direct manufacturing cost, exclusive of overhead) from use of such intellectual property. In the event of termination of the Agreement by the Company, the

Company shall have the right to continue to retain exclusive use of the patents and other intellectual properties by paying the Team an amount equal to 10% of gross revenues from products sold which utilize such intellectual property; otherwise, the Company may retain a non-exclusive license to use such intellectual property for a fee of 5% of gross revenues from products sold utilizing such patents.

Take Over or Merger

        In the event there is a buy out, take over or merger of the Company by a third party (collectively called the "Takeover"), the Team shall be entitled to receive twenty-five percent (25%) of the total value of the Takeover payable immediately upon consummation of the Takeover, in cash or cash equivalent acceptable to the Team, each member of the Team to receive one-third (1/3) of the twenty-five percent (25%) payment; notwithstanding the foregoing, (A) the aggregate payment to be made to the Team in event of a Takeover shall not exceed $45 million, and (B) no sums on account of any such transaction shall be payable to the Team in such event unless (i) if the Takeover occurs during the period up to and including October 31, 1996, the Company reports net profits after taxes in the most current fiscal year at least equal to or exceeding the Company's net profits after taxes for the prior twelve month period by at least $150,000 (or there are at least $150,000 in net profits if there were no net profits in the preceding fiscal year) and the Company's sales display at least a 15% increase in the most recent such fiscal year period over the preceding twelve month period, or (ii) if the Takeover occurs during the period from and after November 1, 1996, the total value of the Takeover equals or exceeds $12.5 Million for the Company's assets or capital stock, as the case may be. In the event of a payment to the Team in respect of a Takeover of the Company, such payment shall be in addition to any amounts otherwise received by the members of the Team in exchange for shares in the Company sold or exchanged by them pursuant to such Takeover.

1983 and 1985 Stock Option Plans

        Under the Company's Amended 1983 Stock Option Plan and 1985 Stock Option Plan (the "Plans"), officers and other key employees who perform services on behalf of the Company may be granted either nonqualified stock options or incentive stock options for the purchase of up to 700,000 shares of the Company's Common Stock. Options to purchase 300,000 shares have been previously exercised, options to purchase 50,000 shares have been canceled, and options to purchase 240,000 shares are outstanding. The Plans also provide for the issuance of stock appreciation rights in connection with the granting of stock options. Option prices may not be less than 100% of the fair market value of the Common Stock on the date of grant and unexercised options expire not more than ten years from date of grant. The Plans are administered by a Stock Option Committee ("Committee") of the Board of Directors. Stock options are granted to management and others based upon a variety of criteria including the position held by such executive, employee or other person, the responsibilities with which such person is charged, the person's length of service with the Company, and the necessity and desirability to the Company of rendering an incentive to such person to continue his relationship with the Company and to enthusiastically foster the Company's best interests. Subject to the guidelines of the Plans, the

Committee determines who options will be granted to, the type of options to be granted, the number of shares, the option price per share, and the time when the options may be exercised.

        In addition to the options under the aforesaid Plans, the Company has granted options to acquire 1,700,000 shares outside of such Plans at a price of $.125 per share. On September 14, 1993, options to acquire 100,000 shares of Common Stock at a price of $.125 per share for a three-year period were granted to Douglas Kruger, the Company's Secretary and a director, and to each of Messrs. Louis Liang and William J. Ryan, who were then consultants to, and are now officers and directors of, the Company. On June 23, 1994, Mr. Kruger was granted an option to acquire 50,000 shares of common stock at a price of $.125 per share under the Company's 1985 stock option plan.

        Reference is made to the last paragraph of the discussion under "1994 Stock Option Plan" for information concerning the grants of options under that plan to three executive officers and directors, effective as of November 7, 1994. During Fiscal 1995, options to purchase an aggregate of 100,000 shares at a price of $.125 per share for a ten year period extending until May 18, 2005 were granted to six Company employees. During Fiscal 1996, options to purchase 75,000 shares of Common Stock at a price of $.41 per share for a ten year period extending until August 21, 2006 were granted to Company employees, including a grant of 25,000 options to Douglas Kruger, Secretary and a director of the Company.

1994 Stock Option Plan

        On June 23, 1994, the Board of Directors unanimously adopted the Company's 1994 Stock Option Plan (the "1994 Plan"), subject to stockholder approval (which has been obtained) at the Annual Meeting of Stockholders held November 7, 1994. The Company's prior stock option plans remain in effect as well. Under the 1994 Plan, a total of 6,300,000 Shares are reserved for issuance to employees, including directors and officers who may not be salaried employees ("Eligible Participants"). The 1994 Plan provides that the number of Shares subject thereto and outstanding options and their exercise prices, are to be appropriately adjusted for mergers, consolidations, recapitalizations, stock dividends, stock splits or combination of shares. Shares allocated to options and stock appreciation rights which have terminated for reasons other than the exercise thereof may be reallocated to other options and/or stock appreciation rights. Ratification and approval of the 1994 Plan with stockholders also constituted ratification and approval of the options to be granted thereunder to the Company's executive officers and directors as described below.

        Both incentive stock options and nonstatutory stock options may be granted under the 1994 Plan to Eligible Participants, at a price to be determined by the option committee, provided, however, that incentive stock options must be granted at an exercise price not less than the fair market value of the Shares on the date of the grant. Such exercise price may be payable in cash or, with the approval of the committee which administers the 1994 Plan, by a combination of cash or Shares. Shares received upon exercise of options granted under the 1994 Plan will be subject to certain restrictions on sale or transfer. The term of any option may not exceed ten years from the date of grant. Conditions for the exercise of options, which must be consistent with the terms of the 1994 Plan, are fixed by a committee appointed by the Board of Directors, consisting of not less than two nor more than five persons.

        Optionees under the 1994 Plan with incentive stock options may exercise up to 20 percent of such options granted for each year of service to the Company after the date of grant of the option, but the committee may accelerate the schedule of the time or times when an option may be exercised, provided that the fair market value of the securities subject to an incentive stock option may not exceed $100,000 at the first time such options become exercisable.

        If the optionee shall die, the 1994 Plan provides that the option may be exercised, to the extent that the holder shall have been entitled to do so at the date of death, by the optionee's executors or administrators, or by any person who acquired the right to exercise such option by bequest or inheritance or by reason of the death of the optionee, at any time, or from time to time, within one year after the date of the optionee's death, but not later than the expiration of the option. If an optionee's employment by the Company terminates, whether as a result of termination by the Company or by the employee, normal retirement, early retirement, or disability retirement, the 1994 Plan provides that the option holder may exercise such option, to the extent that he may be entitled to do so at the date of the option holder's termination, at any time, or from time to time, within ninety days of the date of termination of the option holder's employment, but not later than the expiration of the option.

        The 1994 Plan also provides for stock appreciation rights, pursuant to which the optionee may surrender to the Company all or any part of an unexercised option and receive from the Company in exchange therefor Shares having an aggregate market value equal to the dollar amount obtained by multiplying (x) the number of Shares subject to the surrendered options by (y) the amount by which the market value per Share at the time of such surrender exceeds the exercise price per Share of the related option. The Company's obligation arising from an exercise of stock appreciation rights may also be settled by the payment of cash, or a combination of cash and Shares. The Board of Directors may at any time terminate or from time to time amend or alter the 1994 Plan, subject to certain restrictions.

        Each of Messrs. Marinello, Liang and Ryan has received grants under the 1994 Stock Option Plan to acquire one million Shares of the Company at a price per Share equal to $.125, the fair market price of the Shares on both June 23, 1994, the date on which the options were granted as well as November 7, 1994 the date on which the 1994 Stock Option Plan was ratified and approved by stockholders at the Annual Meeting of Stockholders and such grants were reconfirmed and reissued. Such options are exercisable to the extent of 500,000 shares immediately, an additional 250,000 of the first anniversary of the date of grant and the balance of 250,000 shares exercisable from and after the second anniversary of the date of grant, with such options expiring ten years from the date of grant unless sooner terminated in accordance with its respective provisions.


        With respect to each named executive officer, the following table sets forth information concerning all unexercised options (whether or not issued under one of the Company's Plans) held at October 31, 1996, there having been no options granted to him during Fiscal 1996:

                 Aggregated Option Exercises in Last Fiscal Year
                            and FY-End Option Values

                                                               Number of Securities         Value of Unexercised in-
                                                               Underlying Unexercised       the-Money Options at FY-
                          Shares Acquired     Value            Options at FY-End (#)        End ($) Exercisable/
Name                      on Exercise (#)     Realized ($)     Exercisable/Unexercisable    Unexercisable
----                      ---------------     ------------     -------------------------    -------------------------
Daniel Marinello            -----             ------           1,200,000/250,000            $ 530,750/$ 109,375

           SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


        The following table and notes thereto sets forth information regarding the beneficial ownership of the Company's shares of Common Stock as of June 16, 1997 by (i) each person known by the Company to be the beneficial owner of more than 5% of such voting security, (ii) each director, (iii) each of the named executive officers of the Company, and (iv) all executive officers and directors of the Company as a group. The percentages have been calculated by taking into account all shares of Common Stock owned on such date as well as all such shares with respect to which such person has the right to acquire beneficial ownership at such date or within 60 days thereafter ("presently exercisable options"). Unless otherwise indicated, all persons listed below have sole voting and sole investment power over the shares of Common Stock owned.


Name and Address                                               Amount and Nature of                  Percent of
of Beneficial Owner(1)                                         Beneficial Ownership(2)                  Class (2)
-------------------                                            --------------------                     ---------
Kenneth J. Koock(3)                                             3,523,096(2)                            13.8%
2 Robin Hill Road
North Caldwell, New Jersey 07006

Daniel A. Marinello                                             1,865,000(4)                             7.3%

Louis Liang                                                     1,004,000(5)                             3.9%

William J. Ryan                                                   950,000(6)                             3.7%

Douglas Kruger                                                    675,000(7)                             2.6%

All officers and directors as a group (four persons)            4,494,000                               17.6%


----------

(1)     Unless otherwise indicated, address is c/o the Company.

(2) Based on a total of 22,917,178 shares of Common Stock issued and outstanding as of April 30, 1997 and 3,075,000 shares of Common Stock issuable upon the exercise of presently exercisable stock options (both qualified under the Plans and non-qualified options issued apart from such Plans) by persons described in the foregoing table.

(3) All shares are owned directly, except for 125,000 shares held as custodian for Mr. Koock's grown children which are included in this total; he disclaims beneficial ownership of such shares as well as of any shares which may be owned by other officers and/or stockholders of

        M.H. Meyerson & Co., Inc.
(4)     Includes presently exercisable options to acquire 1,200,000 shares.
(5) Includes presently exercisable options to acquire 850,000 shares; also includes 4,000 shares held in custodial trust for a child, beneficial ownership of which is disclaimed.
(6)     Includes presently exercisable options to acquire 850,000 shares.
(7)     Includes presently exercisable options to acquire 175,000 shares.

           INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

        Commencing as of November 1, 1994 and following ratification and approval of the proposed Employment Agreement by the stockholders at the Annual Meeting on November 7, 1994, Messrs. Marinello, Ryan and Liang are, and have been, employed under the terms and conditions contained in Employment Agreement described hereinabove. (See "Executive Compensation"). In addition, incident thereto, the stockholders ratified and approved the Company's 1994 Stock Option Plan pursuant to which such three individuals each received options to acquire one million shares of Common Stock at a price of $.125 per share. As of the date hereof, Messrs. Marinello, Liang and Ryan have been jointly engaged in a plan of activity designed to establish and expand the patent and other intellectual property coverage afforded the Company's products and developments. One prior patent which had lapsed because of technical requirements was successfully recovered and five new patents have been granted and four other applications are in process. While the applications are filed in the names of the individuals, they have agreed to assign a two-thirds interest therein when any patents issue. The Company has been paying filing fees and fees of patent counsel in connection with this endeavor. The Company has exclusive rights to use such patents during the term of the Employment Agreement for an aggregate royalty fee of 5% of the gross profits of products sold utilizing such patents or other such intellectual property; following termination of such Employment Agreement, the Company may retain exclusive use of the patents and other intellectual property, by payment of a royalty equal to 10% of the gross revenues of products sold utilizing the same.

        On November 7, 1994, the Board of Directors of the Company adopted a form of Indemnity Agreement to be entered into with all executive officers and directors of the Company, providing for indemnification to be made to them for expenses and liabilities relating to their services for the Company, to the fullest extent permitted under Delaware law.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

Private Placements

        On September 13, 1993 and October 29, 1993, the Company sold an aggregate of 2,500,000 shares of Common Stock at a price of $.125 per share to 10 investors in two private placements (the "Private Placements" and "Private Placement Stock", respectively). An aggregate of up to all such 2,500,000 shares of Private Placement Stock were offered and sold pursuant to this Prospectus by the stockholders who purchased such shares. The Company has agreed to register the pubic offering of the Private Placement Stock under the Securities Act and to pay all expenses in connection therewith (except costs of counsel and brokerage discounts and commissions, if any). The Registration Statement of which this Prospectus forms a part will be kept effective until the earlier of
(i) the date that all of the shares of Common Stock covered hereby have been sold, or (ii) such unsold shares may be sold without registration pursuant to Rule 144 promulgated under the Securities Act. None of the following described stockholders has ever held any position or office with the Company or had any other material relationship with the Company except for Messrs. William J. Ryan and Louis Liang, who became officers and directors of the Company subsequent to their acquiring such shares. Four stockholders who purchased Shares under the Private Placement have sold an aggregate of 1,800,000 shares in this Offering and are excluded from the table set forth below, which now covers an aggregate of 700,000 shares of Private Placement Stock. The Company will not receive any of the proceeds from the sale of such shares. The following table sets forth certain information with respect to the stockholders selling the Private Placement Stock:

                                    Total Number of Shares           Number of Shares of          Beneficial Ownership
                                    of Common Stock                  Private Placement            of Shares of Common
                                    Beneficially Owned               Stock Being Offered          Stock after the
Shareholder                         Prior to Sale                    For Sale Hereby              Offering (1)(2)
-----------                         ------------------------------   ----------------------       ---------------

                                                                                                  Number     Percentage(2)
                                                                                                  ------     -------------

Equity Interest Inc.                          100,000                        100,000                   0            --
Universal Solutions Inc.                      200,000                        200,000                   0            --
William J. Ryan(3)                            700,000                        100,000               600,000         2.39%
Louis Liang(3)                                759,000                        100,000               659,000         2.62%
Steven B. Rosner                              200,000                        200,000                   0            --

------------------------------
(1) Assumes all shares are sold by such Selling Stockholder and no additional shares are acquired.
(2)     Only calculated if one percent or greater.
(3)     See "Share Ownership of Certain Beneficial Owners and Management", and

        "Sales by Holders of Certain Stock Options" under this caption.

        Sales by Holders of Certain Stock Options

        The following officers and directors of the Company are offering for sale, from time to time hereafter, an aggregate of up to 700,000 shares of Common Stock, to be acquired by such holders, upon exercise of stock options issued by the Company to such Holders. See "Management" for a further description of the Holders, and their positions with the Company and "Management
- Stock Options" for a description of the terms of the stock options held by such Holders. The following table describes the name and relationship to the Company of each Holder, and the number of shares of Common Stock presently beneficially owned by each Holder, the number covered for resale by this Prospectus, and the number of shares (and percentage holding of the outstanding shares of Common Stock if more than one percent) which would be retained by each Holder if all of the Holder's shares covered by this Prospectus were sold:

                            Total Number of Shares            Number of Shares of              Beneficial Ownership
                            of Common Stock                   Common Stock Under-              of Shares of Common
                            Beneficially Owned                lying Options to be              Stock after the
Shareholder                 Prior to Sale                     Offered For Sale Hereby          Offering (1)
-----------                 ------------------------------    -----------------------          ------------

                                                                                               Number        Percentage(2)
                                                                                               ------        -------------

Daniel A. Marinello,                 1,615,000(4)                   400,000                    1,215,000          4.83%
 President, Chief
 Executive Officer
 and a director

Louis Liang,                           759,000(4)                   100,000                     659,000(3)        2.62%
 Executive Vice President -
 Strategic Business
 and a director

William J. Ryan                        700,000(4)                   100,000                     600,000           2.39%
 Executive Vice President -
 Operations and a director

Douglas B. Kruger                      650,000                      100,000                     550,000           2.19%
 Secretary and a director

---------------------------

(1)     Assumes all shares are sold by such Selling Stockholder and no additional shares are acquired.
(2)     Only calculated if one percent or greater.
(3) Includes 4,000 shares held in trust for a child, the beneficial ownership of such shares being disclaimed by Mr. Liang.
(4) Includes 500,000 shares presently exercisable which were granted under the 1994 Stock Option Plan.

        Plan of Distribution

        The shares of Common Stock covered hereby may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Such shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchase; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Shareholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. Since MHM, which together with its affiliates, is a substantial holder of the Company's securities (See "Share Ownership of Certain Beneficial Owners and Management"), is a market maker with respect to shares of Common Stock, such firm may participate in the distribution of shares offered hereby. See "Cover" and "Risk Factors--Possible Restriction on Market Making Activities in the Company's Securities". In addition, this Prospectus shall also be used by MHM in connection with offers and sales related to market-making transactions effected by it in the Company's securities.

                            DESCRIPTION OF SECURITIES


        The Company's authorized capital stock consists of 45,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of April 30, 1997, 22,917,178 shares of Common Stock and 1,370,475 shares of Preferred Stock were outstanding.


Common Stock

        Subject to the rights and preferences of any holders of Preferred Stock that may be issued, the holders of Common Stock are entitled to one vote per share on all matters on which stockholders are entitled to vote, to receive pro rata such dividends as are available from the net assets of the Company upon liquidation, after distribution of such amounts to holders of Preferred Stock as are required by the terms thereof. There are no cumulative voting, pre-emptive, conversion or redemption rights applicable to the Common Stock.

8% Redeemable Convertible Preferred Stock


        The Board has designated 1,875,000 shares of the Preferred Stock as 8% Redeemable Convertible Preferred Stock (the "Preferred Stock"), out of which 1,370,475 shares are issued and outstanding as of April 30, 1997 with the following rights, designations and preferences:


        Conversion. Each share of Preferred Stock may be converted at any time, at the holder's option, into four (4) shares of Common Stock, subject to adjustment in certain events, including (i) subdivisions or combinations of shares of Common Stock, and (ii) reclassifications, consolidations, mergers and similar transactions.

        Dividends. Holders of the Preferred Stock are entitled to receive, out of funds legally available therefor, annual cash dividends at the rate of $.16 per share (8% of the liquidation value) in preference to and priority over dividends (other than stock dividends) upon shares of Common Stock. Dividends on the Preferred Stock, which are cumulative, accrue quarterly and are payable annually, beginning with the last day of November, to the holders of record 15 days prior to such date. No dividends have been paid thereon since the start of Fiscal 1995. The first and only Dividend Payment Date occurred on November 30, 1994 when a dividend of $.15 per share was paid on each share of Preferred Stock. Since that time no dividends have been declared or paid. The aggregate dollar value of unpaid preferred dividends as at April 30, 1997 was approximately $600,000. All such dividends have not been paid and have been passed by the Company in order to conserve working capital.



        Unpaid accumulated dividends on Preferred Stock are forfeited upon conversion and no adjustment is made on the conversion ratio to compensate for loss of any unpaid dividends. Paragraph 7 of the Company's Certificate of Designation relating to the Preferred Stock which deals with "conversion" provides that, except where conversion revolves around a Dividend Payment Record Date, no account is taken for any dividends. The Certificate is quite clear in this regard and further provides, in the last sentence of the third paragraph of Section ( b) thereof:



              "Except as provided in this paragraph, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares of Preferred Stock or for dividends on the shares of Common Stock issued upon such conversion."



        Accordingly, upon conversion of shares of Preferred Stock, unpaid dividends on such shares of Preferred Stock will be extinguished unless and to the extent that at the time of conversion a dividend has been declared to be due and payable by the Company.


        If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and pursuant to the antidilution provisions relating to the Preferred Stock the nominal conversion price thereof is reduced, for federal income tax purposes such reduction may be deemed to be the payment of a taxable dividend to holders of the Preferred Stock.


        The Company has passed upon the declaration of preferred dividends rather than accruing the same in a technical sense and any reference to accrual is a misnomer. The ramifications of this policy are that there is no balance sheet effect but the unpaid dividends on the Preferred Stock flow through the profit and loss statement as a reduction before calculating profit or, as an addition, in the calculation of loss per share of common stock. Other ramifications of this treatment are that, unlike the status in conversions, the cumulative unpaid preferred dividends must be paid by the Company in the event of a redemption of the Preferred Stock and, in addition, the cumulative unpaid dividends must be paid before any dividends may be declared and paid upon shares of Common Stock. The Company's policy has been to withhold payment of dividends on Preferred Stock as a means of increasing working capital and the board of directors reexamines this decision on a quarterly basis in terms of then-existing conditions.


        Voting Rights. Holders of the Preferred Stock have no voting rights except as may be required by law.

        Liquidation Rights. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Preferred Stock shall have preference and priority over any Common Stock upon liquidation, dissolution or winding up, for payment out of the assets of the Company or proceeds thereof available for distribution to stockholders of $2.00 per share, plus all dividends payable and unpaid thereon to the date of such distribution, and after such payment the holders of the Preferred Stock shall be entitled to no other payments. If, in the case of any such liquidation, dissolution or winding up of the Company, the assets of the Company or proceeds thereof shall be insufficient to make the full liquidation payment of $2.00 per share plus all payable and unpaid dividends on the Preferred Stock and full liquidation payments on any other series of preferred stock ranking as to liquidation on a parity with the Preferred Stock, then such assets and proceeds shall be distributed among the holders of the Preferred Stock and any such other preferred stock ratably in accordance with the respective amounts which would be payable upon liquidation, dissolution or winding-up on such shares of Preferred Stock and any such other series of preferred stock if all amounts payable thereof were paid in full. Neither the consolidation nor merger of the Company into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Company, shall be deemed a liquidation, dissolution or winding up of the affairs of the Company.

        Redemption. The Preferred Stock is subject to redemption by the Company commencing December 12, 1994, in whole or in part, at the redemption price of $2.00 per share, provided that the closing high bid price for the Company's Common Stock is in excess of $1.00 per share for any 10 consecutive trading days ending within fifteen (15) days of the date of mailing the notice of redemption, as provided below.

        Any redemption shall be effected by mailing notices of such redemption to the holders of the Preferred Stock to be redeemed at their respective addresses as the same may appear on the record of stockholders of the Company, specifying the time and place of redemption, such notice to be mailed at least 30 days and not more than 60 days prior to the date specified therein for redemption. From and after the date specified in any such notice as the redemption date, unless the Company shall fail to provide monies at the time and place specified in such notice for the payment of the redemption price, all rights of the holders thereof as stockholders of the Company, except the right to receive the redemption price, shall terminate. Any redemption hereunder shall be had in the manner determined by the Board of Directors of the Company and in accordance with all applicable provisions of law.

        If less than all of the outstanding shares of Preferred Stock not previously called for redemption are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding shares not previously called for redemption by lot or pro rata as determined by the Board of Directors of the Company. The Company may not redeem any outstanding shares of Preferred Stock unless all dividends required to have been paid shall have been declared and paid or set apart for payment upon all outstanding shares of Preferred Stock. Shares of Preferred Stock redeemed for cash by the Company will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued.

        Other. Holders of Preferred Stock are not entitled to any preemptive rights and no sinking fund provisions are applicable to such shares.

Other Preferred Stock

        The other shares of preferred stock may be issued by resolutions of the Company's Board of Directors from time to time without any action of the stockholders. Such resolutions may authorize issuances in one or more classes or series and may fix and determine any liquidation preferences, voting rights, conversion privileges, redemption terms, and other privileges and rights of the stockholders of each class or series so authorized. Such actions could adversely affect the voting power of the holders of the Company's Common Stock. Under certain circumstances, the Preferred Stock could have the effect of acting as an anti-takeover device to prevent a change of control of the Company.

Warrants

        Class A Warrants. There are 1,725,000 Class A Warrants issued and outstanding as of January 31, 1997. The holder of each Class A Warrant is entitled, upon payment of the exercise price of $1.00, to purchase one share of Common Stock and one Class B Warrant. Unless previously redeemed, the Class A Warrants are exercisable at any time until December 12, 1998, provided that at such time a current prospectus relating to (i) the Common Stock to be issued upon exercise of the Class A Warrants, and (ii) the Class B Warrants to be issued upon exercise of the Class A Warrants, is in effect and such shares of Common Stock and Class B Warrants are qualified for sale or exempt from qualification under applicable state securities laws. The Class A Warrants are subject to redemption, as described below.

        Class B Warrants. No Class B Warrants are issued and outstanding as of January 31, 1997. The holder of each Class B Warrant is entitled to purchase one share of Common Stock at an exercise price of $1.50. Unless previously redeemed, the Class B Warrants are exercisable at any time after they are issued (upon exercise of the Class A Warrants) until December 12, 1998, provided that at such time a current prospectus relating to the Common Stock to be issued upon exercise thereof is then in effect and such shares of Common Stock are qualified for sale or exempt from qualification under applicable state securities laws. The Class B Warrants are subject to redemption, as described below.

        Redemption. The Warrants are subject to redemption by the Company, upon 30 days' written notice, at a price of $.001 per Warrant, if the closing high bid price of the Common Stock for any 10 consecutive business days ending within 15 days of the date on which the notice of redemption is given shall have exceeded $1.50 per share with respect to the Class A Warrants and $2.00 per share with respect to the Class B Warrants. Holders of Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants of a class, except for those in the Underwriter's Unit Purchase Option, must be redeemed if any of that class are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Warrants by first class mail, postage prepaid, no earlier than the sixtieth nor later than the thirtieth day before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m. (New York time) on the business day immediately preceding the date fixed for redemption.


        General. The Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to the expiration of the redemption date (as explained above) at the offices of the Company's warrant agent (the "Warrant Agent") with the form of "Election to Purchase" on the reverse side of the certificate(s) filled out and executed as indicated, accompanied by payment (in the form of certified or cashier's check payable to the order of the Company) of the full exercise price for the number of Warrants being exercised.

        The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and other extraordinary events.

        The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Warrants will not possess any rights as a stockholder of the Company unless and until he exercises the Warrants.

        Directors' Liability. As authorized by the Delaware General Corporation Law (the "GCL"), the Company's Certificate of Incorporation (the "Company Certificate") provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of the provision in the Company Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(iv) above. This provision does not limit nor eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company Certificate provides that if the GCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the GCL as so amended. On November 7, 1994, the Board of Directors, at the Annual Meeting, adopted and approved an Indemnity Agreement to be entered into and between the Company, on the one hand, and each of its executive officers and directors, on the other hand. This Indemnity Agreement provides that the Company shall indemnify such persons to the fullest extent permitted under the laws of the state of Delaware, (including reimbursement for expenses incurred) from and against claims, suits or proceedings arising by reason of the fact that such person is or was a director, officer, employee or agent of the Company or any subsidiary or joint venture thereof. Indemnification is not provided where such person has been adjudicated to have been engaged in conduct which is fraudulent or constitutes willful misconduct, or in certain other circumstances. Such persons have also been advised that it is the position of the Securities and Exchange Commission that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable, and that claims for indemnification therefor should be submitted to the appropriate court for adjudication). The foregoing provisions will not alter the liability of directors under federal securities laws.

        Section 203 of the Delaware General Corporation Law. The Company is subject to the provisions of Section 203 of the GCL. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

                        TRANSFER AGENT AND WARRANT AGENT

        The Registrar and Transfer Agent for the Common Stock is American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005.

                         SHARES ELIGIBLE FOR FUTURE SALE

        The Company's Common Stock has been publicly traded in the over-the-counter market and is quoted on the NASD's non-NASDAQ "Electronic Bulletin Board". See "Price Range of Common Stock". The shares of Preferred Stock and the Class A Warrants have been publicly traded in the over-the-counter market. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market prices.


        The Company had outstanding as of April 30, 1997, 22,917,178 shares of Common Stock, 1,370,475 shares of Preferred Stock and 1,725,000 Class A Warrants. See "Capitalization". The shares of Common Stock to be sold in this Offering will be freely tradeable in the public market without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act ("Rule 144"). Of the shares of Common Stock outstanding, approximately 15,300,000 are "restricted securities" within the meaning of Rule 144. All of such restricted shares, have been held for two years or more and are thus qualified for sale by the holders under Rule 144, may be sold free of the volume and reporting requirements and limitations contained in Rule 144, pursuant to the provisions of Rule 144(k). In addition, holders of stock options could exercise their options and sell certain of the shares issued upon exercise as described below.


        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner other than an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (or approximately 224,689 shares immediately after this Offering) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without compliance with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

        As of the date hereof, there are options outstanding to officers, directors and employees covering 1,990,000 shares issued under the Company's Stock Option Plans, which are immediately exercisable. Both such stock options and the shares of Common Stock to be issued upon exercise thereto are covered by a current registration statement making such shares of Common Stock to be acquired upon exercise of such stock options immediately saleable. In addition to the options outstanding under the Company's Stock Option Plans, there are options outstanding to acquire 700,000 shares of Common Stock which are held by officers and directors (See "Plan of Distribution - Sales by Holders of Certain Stock Options); the shares of Common Stock underlying such options, when and if they are to be publicly offered and sold, are among the shares covered by this Prospectus. In addition, the underwriter of the Company's December, 1993 public offering of Units of Preferred Stock and Class A Warrants, M.H. Meyerson & Co., Inc. and/or its controlling persons, holds options to purchase 150,000 Units at a price of $2.40 per Unit, for a four year period commencing December 12, 1994; the holders thereof also hold rights to compel the Company to register such Units and/or underlying securities. See "Security Ownership of Certain Beneficial Owners and Management".

                                   LITIGATION

        The Company is not involved in any material litigation.

                                  LEGAL MATTERS

        The validity of the Common Stock being offered hereby, which has been or will be issued pursuant to the laws of Delaware, will be passed upon for the Company by Hartman & Craven LLP, 460 Park Avenue, New York, New York 10022. Edward I. Tishelman, a member of the firm of Hartman & Craven LLP, owns shares of the Company's Common Stock.

                                     EXPERTS

        The financial statements of Angstrom Technologies, Inc. at October 31, 1996 and for each of the two years in the period ended October 31, 1996, included in this Prospectus and Registration Statement of which this Prospectus is a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS


     TITLE                                                                                            PAGE
     -----                                                                                            ----

Audited Financial Statements
----------------------------

1.   Report of Independent Auditors .................................................................. F-1

2.   Balance Sheet as of October 31, 1996............................................................. F-2

3.   Statements of Operations for the Years Ended
     October 31, 1996 and 1995........................................................................ F-3

4.   Statements of Capital for the
     Years Ended October 31, 1996 and 1995............................................................ F-4

5.   Statements of Cash Flows for the Years Ended
     October 31, 1996 and 1995........................................................................ F-5

6.   Notes to Financial Statements.................................................................... F-6

Unaudited Financial Statements
------------------------------

7.   Balance Sheet as at April 30, 1997............................................................... F-12

8.   Statements of Operations for Six Months ended April 30, 1997..................................... F-14

9.   Statements of Cash Flows as at April 30, 1997.................................................... F-15

10.  Notes to Financial Statements.................................................................... F-16

                         Report of Independent Auditors

The Board of Directors
Angstrom Technologies, Inc.

We have audited the accompanying balance sheet of Angstrom Technologies, Inc. as of October 31, 1996, and the related statements of operations, capital and cash flows for each of the two years in the period ended October 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Angstrom Technologies, Inc. at October 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended October 31, 1996, in conformity with generally accepted accounting principles.

                                                         ERNST & YOUNG LLP

Cincinnati, Ohio
January 6, 1997

                           Angstrom Technologies, Inc.

                                  Balance Sheet
                                October 31, 1996

Assets
Current assets:
      Cash and cash equivalents                                                 $    24,175
      Short-term investments                                                        816,517
      Accounts receivable                                                           110,940
      Interest receivable                                                             6,093
      Inventories:
          Finished goods                                                             30,168
          Work in process                                                            12,906
          Raw materials and parts                                                   522,931
                                                                                -----------
                                                                                    566,005
      Prepaid expenses                                                                1,181
                                                                                -----------
Total current assets                                                              1,524,911
Furniture and equipment, at cost                                                    141,789
      Less accumulated depreciation                                                  46,609
                                                                                -----------
Net furniture and equipment                                                          95,180
Patents, less accumulated amortization of $4,518                                     97,877
                                                                                -----------
Total assets                                                                    $ 1,717,968
                                                                                -----------
                                                                                -----------

Liabilities and capital
Current liabilities:
      Accounts payable                                                          $   190,938
      Accrued liabilities                                                            55,520
      Long-term debt due within one year                                             26,068
                                                                                -----------
Total current liabilities                                                           272,526
Long-term debt                                                                       68,386
Capital:
      Preferred stock, $.01 par value; 5,000,000 shares authorized, 1,482,535 issued and outstanding (liquidation preference of $2.00
          per share)                                                              2,439,483
      Common stock, $.01 par value; 45,000,000 shares authorized,
          22,468,938 shares issued and outstanding                                  224,690
      Additional paid in capital                                                  4,726,086
      Accumulated deficit                                                        (6,013,203)
                                                                                -----------
Net capital                                                                       1,377,056
                                                                                -----------
                                                                                $ 1,717,968

                                                                                -----------
                                                                                -----------

See accompanying notes.

                           Angstrom Technologies, Inc.

                            Statements of Operations

                                                                              Year ended October 31
                                                                           --------------------------
                                                                            1996                  1995
                                                                          ---------             --------

Net sales.....................................................          $   869,829          $ 1,050,281
Cost of sales.................................................              441,886              357,611
                                                                           --------            ---------
Gross profit..................................................              427,943              692,670
Selling, general and administrative expenses..................              945,906              973,852
Interest expense..............................................               12,876               15,469
Interest income...............................................              (63,632)             (79,440)
                                                                           --------            ---------
                                                                            895,150              909,881
                                                                           --------            ---------
Net loss......................................................             (467,207)            (217,211)
Less dividend requirement on preferred stock..................             (237,206)            (266,152)
                                                                           --------            ---------
Net loss applicable to common stock...........................         $   (704,413)         $  (483,363)
                                                                           --------            ---------
                                                                           --------            ---------
Net loss per common share.....................................         $      (0.03)         $     (0.02)
                                                                           --------            ---------
                                                                           --------            ---------

See accompanying notes.

                           Angstrom Technologies, Inc.
                              Statements of Capital

                                                    Preferred Stock                   Common Stock
                                                 ---------------------           ----------------------
                                                Shares           Amount          Shares         Par value
                                               ---------         ------          ------          -------
Balance at October 31, 1994.............       1,711,500      $ 2,816,240      21,553,078     $   215,531
      Conversion of preferred stock.....         (48,050)         (79,065)        192,200           1,922
      Net loss..........................
                                                --------        ---------       ---------        --------
Balance at October 31, 1995.............       1,663,450        2,737,175      21,745,278         217,453
      Conversion of preferred stock.....        (180,915)        (297,692)        723,660           7,237
      Net loss..........................
                                                --------        ---------       ---------        --------
Balance at October 31, 1996.............       1,482,535      $ 2,439,483      22,468,938     $   224,690
                                                --------        ---------       ---------        --------
                                                --------        ---------       ---------        --------

                                                        Additional                                 Net
                                                         Paid in           Accumulated           Capital
                                                         Capital             Deficit          (Deficiency)
                                                         ---------           ---------          ---------
Balance at October 31, 1994...................        $ 4,358,488        $(5,328,785)         $ 2,061,474
      Conversion of preferred stock...........             77,143                --
      Net loss................................           (217,211)          (217,211)
                                                        ---------           ---------           ---------
Balance at October 31, 1995...................          4,435,631         (5,545,996)           1,844,263
      Conversion of preferred stock...........            290,455                --
      Net loss................................           (467,207)          (467,207)
                                                        ---------           ---------           ---------
Balance at October 31, 1996...................        $ 4,726,086        $(6,013,203)         $ 1,377,056
                                                        ---------           ---------           ---------
                                                        ---------           ---------           ---------

See accompanying notes.

                           Angstrom Technologies, Inc.
                            Statements of Cash Flows

                                                                     Year ended October 31
                                                                     --------------------
                                                                      1996         1995
                                                                     ------       ------
Operating activities
Net loss.......................................................   $(467,207)   $(217,211)
Adjustments to reconcile net loss to net cash used by operating activities:
          Depreciation and amortization........................      19,624       13,994
          Changes in operating assets and liabilities:
              Accounts receivable..............................       9,682      (58,825)
              Interest receivable..............................       5,396       (7,088)
              Inventories......................................    (274,589)     (56,573)
              Prepaid expenses.................................     110,780      (66,230)
              Accounts payable.................................      85,606      (11,958)
              Accrued liabilities..............................       8,297        1,348
                                                                  ---------    ---------
Net cash used by operating activities..........................    (502,411)    (402,543)
Investing activities...........................................
Purchases of furniture and equipment...........................     (73,113)      (1,304)
Proceeds from sale of available-for-sale investments...........     533,208      824,205
Capitalization of patents......................................     (40,920)     (61,475)
Other assets...................................................       1,237         --
                                                                  ---------    ---------
Net cash provided by investing activities......................     420,412      761,426
Financing activities
Payment of preferred stock dividend............................        --       (256,725)
Principal repayments of long-term debt.........................     (23,134)     (20,530)
                                                                  ---------    ---------
Net cash used by financing activities..........................     (23,134)    (277,255)
                                                                  ---------    ---------
Net (decrease) increase in cash................................    (105,133)      81,628
Cash and cash equivalents at beginning of year.................     129,308       47,680
                                                                  ---------    ---------
Cash and cash equivalents at end of year.......................   $  24,175    $ 129,308
                                                                  ---------    ---------
                                                                  ---------    ---------
Supplemental cash flow disclosures

Cash paid for interest.........................................   $  12,876    $  15,470
Conversion of preferred stock to common stock..................     297,692       79,065

See accompanying notes.

                           Angstrom Technologies, Inc.

                          Notes to Financial Statements

                            October 31, 1996 and 1995

1.  Significant Accounting Policies

   Business

     Angstrom Technologies, Inc. (the Company), is a developer and manufacturer of electro-optical scanning devices and related ultraviolet chemical compounds. The Company sells primarily to Fortune 500 companies in a variety of industries, and generally does not require collateral for credit sales. Credit losses are provided for in the financial statements when necessary and have been consistently within management's expectations.

   Inventories


     Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out basis. The Company periodically reviews inventory levels for obsolete, slowmoving and nonsalable inventory and records a reserve against those inventories when deemed necessary. No material reserves have been recorded.


   Furniture and Equipment

     Furniture and equipment is stated at cost. Depreciation is provided using the straight-line method over the useful life of the assets.

   Patents


     The Company has been awarded four patents from the U.S. Patent office. The legal fees associated with the application and approval of these patent applications for U.S. and foreign patents have been capitalized. These patent costs are being amortized over a life not to exceed 20 years which is deemed to be the economic life of the patents. These do not exceed the statutory lives of the respective patents and in no case is the economic life of a patent deemed to exceed its statutory life.


   Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

Net Loss Per Common Share


Calculations of net loss per common share are based on the weighted average number of shares outstanding during each year. The weighted average number of shares outstanding was 22,084,393 for 1996 and 21,587,286 for 1995.

   Accounting for Stock-Based Compensation

     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation." The Statement established financial accounting and reporting standards for stock-based employee compensation plans. Companies may elect to account for such plans under the fair value method or continue the previous accounting and disclose pro forma net income and earnings per share as if the fair value method was applied. The statement is to be applied on a prospective basis beginning in the Company's fiscal year 1997.

The Company has not yet determined the potential financial statement impact of the Standard.

   Revenue Recognition

     Revenues are recognized when a product is shipped or a service is performed. The Company provides for product returns and warranties based on historical experience.

   Use of Estimates

     The preparation of the financial statements using generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts recorded in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  Results of Operations and Management's Plans

     The Company has employment agreements with its key executives (the Team) which provides that the team receive an aggregate of 15% of gross sales plus 10% of the first $1,000,000 of pre-tax profits in each year (so long as pre-tax profits for such year equal or exceed $1,000,000), with a reduced percentage of pre-tax profits in excess of this figure.

     During the fiscal year ended October 31, 1994, the shareholders of the Company approved an amendment to the Company's certificate of incorporation increasing the authorized number of shares of common stock to 45,000,000 from 25,000,000, increasing the authorized number of shares of preferred stock to 5,000,000 from 2,000,000 and reducing the par value of the preferred stock previously authorized to $.01 per share from $10.00 per share.

     On December 22, 1993, the Company completed the issuance of 1,725,000 units of its securities through a public offering, resulting in net proceeds of approximately $2,838,000 after offering expenses. Each unit consists of one share of the Company's 8% redeemable convertible preferred stock and one Class A redeemable common stock purchase warrant. Each share of preferred stock is convertible into four shares of the Company's common stock and each Class A warrant entitles the holder to purchase one share of the Company's common stock for $1.00 and to receive one Class B redeemable common stock purchase warrant which entitles the holder to purchase one share of the Company's common stock for $1.50. The preferred stock has a cumulative dividend rate of $0.16 per share per annum and carries a liquidation preference of $2.00 per share plus any dividends in arrears.

In 1996 and 1995, Management has determined that available funds are more prudently utilized in its ongoing research and development efforts and as a result no accrual or payment of dividends will be made until such time as sufficient cash flows are generated from operations. Management intends to hold the dividend payable as of November 30, 1996 ($503,358) and 1995 ($266,152), in arrears. No dividend has been accrued for the year ended October 31, 1996 and 1995. The amount that would have been recorded at October 31, 1996 and 1995, if a dividend had been declared, would have been $237,206 and $266,152, respectively. The preferred stock is subject to redemption at the company's option at $2.00 per share on 30-60 days written notice at any time after one year from the effective date (December 22, 1993), provided that the closing high bid price for common stock shares is at least $1.00 per share for 10 consecutive trading days. The net proceeds of the offering were used primarily to repay outstanding notes payable and fund operating and capital needs. Specific plans primarily include scanning system product development, additional purchases of inventory and additional rental space and upgraded sales and marketing efforts.

As a result of these various actions, the Company believes that it will be able to continue its operations through its 1997 fiscal year.

3.  Investments


     Investments at October 31, 1996 are comprised of U.S. Treasury bills, $367,243, classified by management as available for sale, and U.S. Treasury bonds, $449,274, classified as held to maturity. The available for sale securities are recorded at fair value with any aggregate net unrealized gain/loss reported as a separate component of shareholders' equity, in accordance with Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The held to maturity investments mature within one year and are carried at amortized cost which approximates market value at October 31, 1996. There are no material unrealized gains or losses with respect to any of the securities referred to herein.


     Interest income of $63,632 and $79,440 includes approximately $12,000 and $736 from the amortization of discounts on investments in 1996 and 1995, respectively.


4.  Long-term Debt

Long-term debt at October 31, 1996 consists of the following:

Non-interest bearing promissory note, payable in monthly installments of $3,000 through January 1, 2000, less discount of $32,412 imputed
    at an annual rate of 12%                                                       $94,454
Less current maturities                                                             26,068
                                                                                   -------
                                                                                   $68,386
                                                                                   -------
                                                                                   -------

     The non-interest bearing promissory note was originally an interest bearing demand note with a principal balance of $297,940. The terms of the note have been renegotiated to provide for repayment of the principal balance only over a period of 97 months. The note is carried at the present value of its scheduled payments discounted at an annual rate of 12%.

The following payments of principal are required subsequent to October 31, 1996:

1997                                                                $26,068
1998                                                                 29,375
1999                                                                 33,100
Thereafter                                                            5,911
                                                                    -------
                                                                     94,454
                                                                    -------
                                                                    -------

5.  Stock Option Plans

     Under the Company's Amended 1983 Stock Option Plan and 1985 Stock Option Plan (the Plans), officers and other key employees who perform services on behalf of the Company may be granted either non-qualified stock options or incentive stock options for the purchase of up to 700,000 shares of the Company's common stock. The Plans also provide for the issuance of stock appreciation rights in connection with the granting of stock options. Option prices may not be less than 100% of the fair market value of the common stock on the date of grant and unexercised options expire not more than 10 years from date of grant. The Plans are administered by a Stock Option Committee (the Committee) of the Board of Directors. Subject to the guidelines of the Plans, the Committee determines who options will be granted to, the type of options to be granted, the number of shares, the option price per share, and the time when the options may be exercised.

     On June 23, 1994, the Board of Directors unanimously adopted the Company's

1994 Stock Option Plan (the "1994 Plan"), subject to stockholder approval (which has been obtained) at the Annual Meeting of Stockholders held November 7, 1994. The Company's prior stock option plans remain in effect as well. Under the 1994 Plan, a total of 6,300,000 shares are reserved for issuance to employees, including directors and officers who may not be salaried employees ("Eligible Participants"). The 1994 Plan provides that the number of shares subject thereto and outstanding options and their exercise prices, are to be appropriately adjusted for mergers, consolidations, recapitalizations, stock dividends, stock splits or combination of shares. Shares allocated to options and stock appreciation rights which have terminated for reasons other than the exercise thereof may be reallocated to other options and/or stock appreciation rights. Ratification and approval of the 1994 Plan with stockholders also constituted ratification and approval of the options to be granted thereunder to the Company's executive officers and directors.

     Each member of the Team has received grants under the 1994 Stock Option Plan to acquire one million shares of the common stock of the Company at a price per share equal to $.125, the fair market price of the shares on both June 23, 1994, the date on which the options were granted as well as November 7, 1994 the date on which the 1994 Stock Option Plan was ratified and approved by stockholders at the Annual Meeting of Stockholders and such grants were reconfirmed and reissued. Such options are exercisable to the extent of 500,000 shares immediately, an additional 250,000 on the first anniversary of the date of grant and the balance of 250,000 shares exercisable from and after the second anniversary of the date of grant, with such options expiring ten years from the date of grant unless sooner terminated in accordance with its provisions.

5.  Stock Option Plans (continued)

     Options expire in 2001, 2002, 2004 or 2005 based upon the date of grant. Changes in options outstanding under the Plans are as follows:

                                                     Stock Option
                                    Shares            Price Range
                                  ----------        ---------------
Balance at October 31, 1994         3,390,000       $0.01 and $.125
      Granted                         100,000            $.125
                                   ----------
Balance at October 31, 1995         3,490,000       $0.01 and $.125
      Granted                          75,000            $.406
                                   ----------
Balance at October 31, 1996         3,565,000       $0.01 and $.125
                                   ----------
                                   ----------

     At October 31, 1996, 7,000,000 shares of common stock are reserved for issuance under the Plans.

     At a special meeting of the Company's shareholders on January 20, 1992, options were granted outside of the Company's stock option plans to the

Company's former president to purchase 1,000,000 shares of common stock. These options were repurchased by the company during 1996 for $3,000. In addition, options were granted to the chief executive officer to purchase 400,000 shares of common stock. The option price of each grant is $0.125 per share and the options expire on April 14, 1997.

     At a special meeting of the Board of Directors on September 14, 1993, options were granted outside of the Company's stock option plans to the Team to purchase a total of 300,000 shares of common stock at an option price of $0.125 per share for a period expiring September 14, 1997.

All options outstanding at October 31, 1996 are fully exercisable.

6.  Related Party Transactions

     During the fiscal year ended October 31, 1996 the Company paid approximately $133,000 ($158,000 in 1995) in commissions to the Team in accordance with the Agreement described in Note 2 to the financial statements. The Company paid consulting fees of approximately $207,000 ($169,000 in 1995) to various members of the Board of Directors and/or corporate officers or to entities controlled by them for Board of Directors fees, technical, research and development and sales and marketing services rendered during the year.

     The Company is required to assign to the Team a 1/3rd interest in any patents or other intellectual property created by the Team which is used in the Company's business. The Company is required to pay the Team a royalty computed at 5% of the gross profit (difference between selling price and direct manufacturing cost, exclusive of overhead) from use of such intellectual property. In the event of termination of the Agreement by the Company, the Company shall have the right to continue to retain exclusive use of the patents and other intellectual properties by paying the Team an amount equal to 10% of gross revenues from products sold which utilize such intellectual property; otherwise, the Company may retain a non-exclusive license to use such intellectual property for a fee of 5% of gross revenues from products sold utilizing such patents. During the year ended October 31, 1996 the Company paid royalties of approximately $3,701 to the Team ($4,320 in 1995).

7.  Leases

     Minimum future rental payments under commitments for noncancelable operating leases in effect at October 31, 1996, principally for facilities is approximately $32,000 in 1996.

     Total rent expense under operating leases was $14,623 and $14,109 for the years ended October 31, 1996 and 1995, respectively.

8.  Federal Income Taxes

     Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" requires the use of the liability method to recognize deferred income tax assets and liabilities, using expected future tax rates. The tax effects of temporary differences at October 31, 1996 is presented below:

                                                                     October 31,
                                                                        1996
                                                                      ---------

Deferred tax assets:
      Net operating loss                                              $1,498,000
      Other, net                                                           5,800
                                                                      ----------
Total deferred tax assets                                              1,503,800
Less: valuation allowance                                              1,503,800
                                                                      ----------
Net deferred tax asset                                                $     --
                                                                      ----------
                                                                      ----------

     The Company has cumulative net operating loss carryforwards of approximately $3,800,000 for federal income tax purposes which expire in the years 2000 to 2011.

     The reconciliation of income tax at the U.S. Federal statutory rate to income tax expense is:

                                                        Year ended October 31
                                                       -----------------------
                                                        1996            1995
                                                      --------         -------
Tax at U.S. statutory rate                           $(159,000)       $ (74,000)
Loss for which benefit not provided                    159,000           74,000
                                                     ---------        ---------
Actual tax provision                                 $     -0-        $     -0-
                                                     ---------        ---------
                                                     ---------        ---------

9.  Research and Development Costs

     Research and development costs charged to expense during the fiscal years ended October 31, 1996 and 1995 were approximately $349,590 and $527,000, respectively.

10.  Significant Customers

     Customers in excess of 10% of net sales for each respective year is as follows:

                                                   Year ended October 31
                                                  -----------------------
                                                 1996                  1995
                                                -------                -----
Customer A                                       17%                     1%
Customer B                                       15%                     2%
Customer C                                       17%                     6%
Customer D                                        6%                    48%

                           Angstrom Technologies, Inc.
                                  Balance Sheet

                                  Apr. 30, 1997   Oct. 31, 1996
                                  (Unaudited)        (Note)
                                 -----------------------------
Assets
Current assets:
   Cash and cash equivalents       $  178,214   $   24,175
   Short-term investments             621,469      816,517
   Accounts receivable                 97,702      110,940
   Interest receivable                  6,003        6,093
   Advances to suppliers               19,148         --
   Inventories:
     Finished goods                    28,343       30,168
     Work in process                   13,557       12,906
     Raw materials and parts          672,216      522,931

                                      714,116      566,005
   Prepaid expenses                    12,759        1,181

Total current assets                1,649,411    1,524,911

Furniture and equipment, at cost      154,374      141,789
   Less accumulated depreciation       56,076       46,609
Net furniture and equipment            98,298       95,180

Patents, less accumulated
amortization of $6,764                113,783       97,877
                                   ----------   ----------

       Total assets                $1,861,492   $1,717,968

NOTE: The balance sheet at October 31, 1996 has been derived from the audited financial statements at that date, but does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. See accompanying notes.

                           Angstrom Technologies, Inc.
                            Balance Sheet (continued)

                                         April 30, 1997 Oct. 31, 1996
                                         -------------- -------------
                                         (Unaudited)       (Note)

Liabilities and capital
Current liabilities:
   Accounts payable                     $   138,828    $   190,938
   Accrued liabilities                       82,472         55,520
   Long-term debt due within one year        27,672         26,068

Total current liabilities                   248,972        272,526
Long-term debt                               54,137         68,386

Capital:
     Preferred stock, $.01 par value;
     5,000,000 shares authorized,
     1,370,475 issued and outstanding
     (liquidation preference of $2.00
     per share)                           2,254,942      2,439,483

     Common stock, $.01 par value;
     45,000,000 shares authorized,
     22,917,178 shares issued and           230,172        224,690
     outstanding

     Additional paid in capital           4,917,645      4,726,086
     Accumulated deficit                 (5,844,375)    (6,013,203)

Net capital                               1,558,384      1,377,056

Total liabilities and capital           $ 1,861,492    $ 1,717,968


NOTE: The balance sheet at October 31, 1996 has been derived from the audited financial statements at that date, but does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. See accompanying notes.

                           Angstrom Technologies, Inc.
                            Statements of Operations
                                   (Unaudited)

                                     Three Months Ended               Six Months Ended
                                  April 30,        April 30,      April 30,        April 30,
                                    1997             1996           1997             1996
                                    ----             ----           ----             ----

Net sales                      $    433,183    $    244,083    $    855,979    $    442,582

Cost of Sales                       129,293         120,150         248,743         260,307
                               ------------    ------------    ------------    ------------

Gross profit                        303,890         123,933         607,236          82,275

Selling, general and
  administrative expenses           225,463         215,338         452,828         395,197
                               ------------    ------------    ------------    ------------

Other income (expense)               78,427         (91,405)        154,408        (212,922)
Interest expense                     (2,583)         (3,305)         (5,355)         (6,778)
Interest income                      12,595          17,415          19,776          34,926
Gain on security sale                  --              --              --             4,028
                               ------------                                    ------------

                                    (10,012)        (14,110)        (14,421)        (32,176)
                               ------------    ------------    ------------    ------------

Net income (loss)                    88,439         (77,295)        168,829        (180,746)
                               ------------    ------------    ------------    ------------

Less dividend requirement
  on preferred stock                (54,819)        (62,855)       (109,600)       (106,900)
                               ------------    ------------    ------------    ------------

Net income (loss) applicable
  to common stock              $     33,620    $   (140,150)   $     59,229    $   (287,646)
                               ------------    ------------    ------------    ------------

Net income (loss) per common
  share                        $       --      $      (0.01)   $       --             (0.01)
                               ============    ============    ============    ============

Weighted Average Number
  of Shares Outstanding          22,863,145      21,760,958      22,496,568      21,985,118
                               ============    ============    ============    ============

                           Angstrom Technologies, Inc.
                            Statements of Cash Flows
                                   (Unaudited)

                                                    Six Months ended Apr. 30
                                                       1997         1996
                                                       ----         ----

Operating Activities
Net income (loss)                                  $ 168,828    $(103,451)

Adjustments to reconcile net loss to net cash used by operating activities:

Depreciation and amortization                         10,204        3,672

Changes in operating assets and liabilities:
    Accounts receivable                               13,238       60,008
    Interest receivable                                   90         --
    Advances to suppliers                            (19,148)        --
    Inventories                                     (148,111)     (49,295)
    Prepaid expenses                                 (11,578)      51,287
    Accounts payable                                 (52,110)     (12,980)
    Accrued liabilities                               28,556      (26,426)
Net cash provided (used in) operating activities     (10,031)     (77,185)

Investing activities
Purchases of furniture and equipment                 (12,585)     (24,214)
Proceeds from sale of investments                    195,048       66,267
Capitalization of patents                            (16,643)     (15,730)
Net cash provided by investing activities            165,820       26,323

Financing activities
Proceeds from stock options exercises                 12,500         --
Principal repayments of long-term debt               (14,250)      (5,537)
Net cash used by financing activities                 (1,750)      (5,537)

Net increase (decrease) in cash                      154,039      (56,399)
Cash and cash equivalents at beginning of year        24,175      129,308
Cash and cash equivalents at end of year             178,214       72,909

Supplemental cash flow disclosures
Cash paid for interest                             $   5,355    $   6,778

                           ANGSTROM TECHNOLOGIES. INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

Note 1 The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended April 30, 1997 is not necessarily indicative of the results that may be expected for the year ended October 31, 1997. For further information, refer to the financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended October 31, 1996.

Note 2 Earnings per common share are calculated based upon a weighted average of shares outstanding after giving effect to the preferred dividend requirements.

Note 3 The preferred stock issued December 22, 1993 provided for an annual cumulative dividend to be paid on November 1, 1995. Management has determined that available funds would be more prudently utilized in its ongoing research and development efforts and as a result no accrual or payment of dividend will be made until such time as sufficient cash flows are generated from operations. Management intends to hold the dividend payable as of November 1, 1996, in arrears. No dividend was accrued for the year ended October 31, 1996. The amount that would have been accrued at October 31, 1996, if a dividend had been recorded, would have been $237,206 ($.16 per preferred stock share outstanding at November 1, 1996). No dividend has been accrued for the three month period ended April 30, 1997. The amount that would have been accrued at April 30, 1997, if a dividend had been recorded for the six months then ended would have been approximately $128,279.

Note 4 On December 3, 1993, the shareholders of the Company approved an amendment to the Company's certificate of incorporation increasing the authorized number of shares of common stock to 45,000,000 from 25,000,000, increasing the authorized number of preferred stock to 5,000,000 from 2,000,000 and reducing the par value of the preferred stock to $.01 per share from $10.00 per share. On December 22, 1993, the Company completed the issuance of 1,725,000 units of its securities through a public offering, resulting in net proceeds of $2,838,454 after offering expenses. Each unit consists of one share of the redeemable convertible preferred stock and one Class A redeemable common stock purchase warrant. Each share of preferred stock is convertible into four shares of the Company's common stock and each Class A warrant entitles the holder to purchase one share of the Company's common stock for $1.00 and to receive one Class B redeemable common stock purchase warrant which entitles the holder to purchase one share of the Company's common stock for $1.50.

     For the three months ended April 30, 1997, preferred stock conversions were as follows:

                  Conversion   Preferred Stock  Common Stock
                  Date         Converted        Received
                  --------------------------------------
                  02/04/97       20,000         80,000
                  02/05/97        2,300          9,200
                  02/11/97        9,100         36,400
                  02/12/97       29,900        119,600
                  02/26/97        6,370         25,480
                  02/28/97        5,450         21,800
                  03/12/97        5,000         20,000
                  04/09/97        1,000          4,000
                                -------        -------
                                 79,120        316,480
                                ======================

           The preferred stock has a liquidation preference of $2.00 per share, an aggregate of $2,740,950.

Note 5 Effective November 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes." The standard requires the use of the liability method to recognize deferred income tax assets and liabilities, using expected future tax rates. The cumulative effect of adopting the standard and the effect of applying the standard on the operating statement for the period ended April 30, 1994 was zero. The tax effects of the net operating loss carryforwards and temporary differences that give rise to deferred income tax assets and a corresponding valuation allowance at April 30, 1997 and October 31, 1996 are presented below:

                                                  April 30,     October 31,
                                                    1997           1996
                  Deferred tax assets:
                    Net operating loss          $ 1,466,000    $ 1,498,000
                    Other, net                        7,000          5,000
                                                -----------    -----------
                    Total deferred tax assets     1,474,000      1,503,800
                    Less: valuation allowance    (1,474,000)    (1,503,800)
                                                -----------    -----------
                      Net Deferred Tax Asset          $ -0-          $ -0-
                                                ===========    ===========

           The company entered fiscal 1997 with cumulative net operating loss carryforwards of approximately $3,800,000 for federal income tax purposes which expire in the years 2000 to 2010.


Note 6 On March 3, 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" (SFAS No. 128). This pronouncement provides a different method of calculating earnings per share than is currently used in accordance with Accounting Board Opinion (APS) No. 15, "Earnings Per Share." SFAS 128 provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. The Company will adopt SFAS No. 128 in 1997 and its implementation is not expected to have a material effect on the financial statements.

Note 7 Patents Included in the other assets section of the balance sheet are certain costs associated with patents, which are capitalized and amortized over the shorter of their statutory lives or their estimated useful lives using the straight-line method. The Company periodically evaluates the recoverability of these assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121")."

================================================================================

         No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                           ---------------------------

         The Company has undertaken to amend this Prospectus under certain circumstances to reflect herein fundamental changes in the information set forth herein or in the Registration Statement of which this Prospectus is a part.

                           ---------------------------

                                TABLE OF CONTENTS

                                                          Page

Available Information.....................................  2
Prospectus Summary........................................  3
Risk Factors..............................................  6
Price Range of Common Stock..............................  11
Capitalization...........................................  13
Management's Discussion and Analysis or
 Plan of Operation.......................................  14
Business ................................................  17
Dividends................................................  23
Management...............................................  24
Share Ownership of Certain Beneficial
  Owners and Management.................................   31
Interests of Management and Others
  in Certain Transactions................................  32
Selling Stockholders and Plan of Distribution............  33
Description of Securities...............................   35
Transfer Agent and Warrant Agent........................   40
Shares Eligible for Future Sale.........................   40
Litigation..............................................   41
Legal Matters...........................................   41
Experts.................................................   41
Index to Financial Statements...........................   42

                           ---------------------------



Until July 21, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


================================================================================







                           ANGSTROM TECHNOLOGIES, INC.



                                1,400,000 Shares
                         of Common Stock, $.01 par value




                                   ----------
                                   PROSPECTUS
                                   ----------




                                  June 25, 1997


================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

      Reference is made to Section 145 of the Delaware General Corporation Law (the "GCL"), Article 8 of the Registrant's Restated Certificate of Incorporation, as amended, and Article VII of the Company's By-Laws.

      Section 145 of the GCL generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suite or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This statute describes in detail the right of the Registrant to indemnify any such person.

      Article 8 of the Restated Certificate of Incorporation of the Registrant, as amended, provides generally for indemnification of all such persons to the full extent permitted under the above-referenced Delaware statute.

      Pursuant to Article VII of the Company's By-Laws, the Company may indemnify, to the fullest extent permitted by the GCL, any person, including officers and directors, with regard to any action or proceeding.

      On November 7, 1994, the Board of Directors the Board of Directors of the Company adopted a form of Indemnity Agreement to be entered into with all executive officers and directors of the Company, providing for Indemnification to be made to them to the fullest extent permitted under Delaware law. The form of such Indemnity Agreement is filed as Exhibit 10.9 hereto.

Item 25.  Other Expenses of Issuance and Distribution.

      The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

     Legal Fees and Expenses.......................................   8,000.00
     Printing and EDGAR transmission costs.........................   4,000.00
     Accounting Fees...............................................   3,000.00
     Blue Sky Expenses and Counsel Fees............................   2,000.00
     Miscellaneous.................................................   1,000.00
                                                                    ----------

          Total.................................................... $18,000.00

Item 26.  Recent Sales of Unregistered Securities.


     The Company has not sold any securities without registration during the last three years.

Item 27.                                                      Exhibits.

Exhibit
  No.                           DESCRIPTION
  ---                           -----------


3.1      Restated Certificate of Incorporation of the Registrant.(1)
3.2      Form of Amendment to Certificate of Incorporation.(1)
3.3      By-Laws of the Registrant.(1)
4.1 Form of Warrant Agreement between the Registrant and American Stock Transfer & Trust Company, including forms of Class A and Class B Warrants.(1)
4.2      Certificate of Designation of 8% Redeemable Convertible Preferred
         Stock(1).
4.3      Specimen Common Stock Certificate(2).
4.4      Specimen Preferred Stock Certificate(1).
5 Opinion of Hartman & Craven LLP on legality of securities being registered.*
10.1     Amended 1983 Stock Option Plan(2).
10.2     1985 Stock Option Plan(3).
10.3 Employment Agreement, dated October 28, 1992, between the Registrant and Mr. Daniel A. Marinello(4).
10.4     Form of Option Agreement under 1983 Stock Option Plan(2).
10.5 Option Agreement, dated October 14, 1992, between the Registrant and Daniel A. Marinello.(1)
10.6 Form of Agency Agreement for independent sales and marketing agents of the Registrant.(1)*
10.7     1994 Stock Option Plan.*
10.8 Form of Employment Agreement between Registrant and executive team of Messrs Marinello, Liang and Ryan.*
10.9 Form of Indemnity Agreement between Registrant and its executive, officers and directors.*
10.10    Consultation Agreement between Registrant and Arnold J. Wasserman.*
10.11 Stock Option Grants dated November 7, 1994 between the Company each of Messrs. Marinello, Liang and Ryan.*
23.1 Consents of Hartman & Craven (contained in, and incorporated herein by reference to, Exhibits 5 and 7 of this Registration Statement).*
23.2     Consent of Ernst & Young LLP (dated November 22, 1994).*
23.3     Consent of Ernst & Young LLP (dated March 22, 1995).*
23.4     Consent of Ernst & Young LLP (dated September 20, 1995).*
23.5     Consent of Ernst & Young LLP (dated January 24, 1996).*
23.6     Consent of Ernst & Young LLP (dated May 2, 1997).*
23.7     Consent of Ernst & Young LLP (dated June 25, 1997).
24 Power of Attorney (contained in, and incorporated herein by reference to, included page II-5 of Registration Statement).*



--------------------
(1) Filed as an Exhibit to the Registrant's Registration Statement on Form SB-2 (File No. 33-69190) and hereby incorporated by reference herein.
(2) Filed as an Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 2-85945) and hereby incorporated by reference herein.
(3) Filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended October 31, 1991 (File No. 0-12646) and hereby incorporated by reference herein.
(4) Filed as an Exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1992 (File No. 0-12646) and hereby incorporated by reference herein.

*        Previously filed.

Item 28.  Undertakings.

    (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business owner in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue; and

    (2) The small business issuer will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

    (3) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (4) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   Signatures

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Post-Effective Amendment No. 6 to its registration statement to be signed on its behalf by the undersigned in the City of Erlanger, State of Kentucky, on June 19, 1997.

                                                     ANGSTROM TECHNOLOGIES, INC.

                                                By:  s/Daniel A. Marinello
                                                     ---------------------------
                                                     Daniel A. Marinello,
                                                     Chief Executive Officer and
                                                     Chief Financial Officer

    In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

        Signature                           Title                                               Date
        ---------                           -----                                               ----

 s/Daniel A. Marinello                     Chief Executive Officer,                        June 19, 1997
----------------------------------         Chief Financial Officer and a
Daniel A. Marinello                        Director (Principal Executive
                                           Officer, Principal Financial Officer
                                           and Principal Accounting Officer)

 s/Louis Liang                             Executive Vice President -                      June 19, 1997
----------------------------------         Strategic Business and a Director
Louis Liang

 s/William J. Ryan                         Executive Vice President -                      June 19, 1997
----------------------------------         Operations and a Director
William J. Ryan

 s/Douglas B. Kruger                       Secretary and a Director                        June 19, 1997
----------------------------------
Douglas B. Kruger

                                  EXHIBIT INDEX

Exhibit
  No.
-------


5 Opinion of Hartman & Craven LLP on legality of securities being registered.*
10.7     1994 Stock Option Plan.*
10.8 Form of Employment Agreement between Registrant and executive team of Messrs Marinello, Liang and Ryan.*
10.9 Form of Indemnity Agreement between Registrant and its executive, officers and directors.*
10.10    Consultation Agreement between Registrant and Arnold J. Wasserman.*
10.11 Stock Option Grants dated November 7, 1994 between the Company each of Messrs. Marinello, Liang and Ryan.*
23.1 Consents of Hartman & Craven (contained in, and incorporated herein by reference to, Exhibits 5 and 7 of this Registration Statement).*
23.2     Consent of Ernst & Young LLP (dated November 22, 1994).*
23.3     Consent of Ernst & Young LLP (dated March 22, 1995).*
23.4     Consent of Ernst & Young LLP (dated September 20, 1995).*
23.5     Consent of Ernst & Young LLP (dated January 24, 1996).*
23.6     Consent of Ernst & Young LLP (dated May 2, 1997).*
23.7     Consent of Ernst & Young LLP (dated June 25, 1997).
24 Power of Attorney (contained in, and incorporated herein by reference to, included page II-5 of Registration Statement).*


---------------------------------------------
* Previously filed.